Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

BIOSCRIP, INC.,

BETA SUB, INC.,

BETA SUB, LLC,

HC GROUP HOLDINGS II, INC.,

HC GROUP HOLDINGS I, LLC

and

HC GROUP HOLDINGS III, INC., solely for purposes of Section 7.3(b)

Dated as of March 14, 2019

i

ii

iii

TABLE OF CONTENTS
(continued)

Exhibit A	Support Agreements
Exhibit B	Form of Surviving Company Limited Liability Operating Agreement
Exhibit C	Form of Amended and Restated Beta Charter
Exhibit D	Debt Commitment Letters
Exhibit E	Preferred Repurchase Agreement
Exhibit F	Warrant Amendment
Exhibit G	Form of Nomination Agreement
Exhibit H	Form of Registration Rights Agreement
Exhibit I	Form of Beta Series A COD Amendment

iv

INDEX OF DEFINED TERMS

Definition	Location

2018 Beta Audited Financial Statements	4.5(b)
Acceptable Confidentiality Agreement	5.2(a)
Acquisition Proposal	5.2(f)(i)
Action	3.9
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(a)
Agreement	Preamble
Alternate Financing	5.12(f)
Amended and Restated Beta Charter	1.4(c)
Beta	Preamble
Beta Awards	4.2(b)
Beta Board	4.3
Beta Board Recommendation	Recitals
Beta Brokers	4.20
Beta Bylaws	4.1(b)
Beta Capitalization Representation	6.2(a)(i)
Beta Charter	4.1(b)
Beta Collection Costs	7.3(e)
Beta Common Stock	2.1(a)
Beta Contingent RSUs	2.3
Beta Designated Directors	1.6
Beta Disclosure Letter	Article IV
Beta Fundamental Representations	6.3(a)(i)
Beta Material Adverse Effect	8.3(b)
Beta Material Contracts	4.15(a)
Beta Options	4.2(a)
Beta Parties	Preamble
Beta Plans	4.11(a)
Beta Preferred Stock	4.2(a)
Beta Registered IP	4.18(a)
Beta Related Parties	7.3(f)
Beta RSUs	4.2(a)
Beta SARs	4.2(a)
Beta SEC Documents	4.5(a)
Beta Securities	4.2(a)
Beta Series A COD Amendment	4.3
Beta Share Issuance	8.3(c)
Beta Stock Plans	8.3(d)
Beta Stockholder Approval	4.3
Beta Stockholders Meeting	5.3(a)
Beta Termination Fee	7.3(c)
Beta Warrants	4.2(a)

i

Business Day	8.3(e)
Capitalization Date	4.2(a)
Change of Control	8.3(f)
Class A Warrants	4.2(a)
Class B Warrants	4.2(a)
Closing	1.2
Closing Date	1.2
Code	Recitals
Compensation Committee	2.6
Confidentiality Agreement	5.4(c)
Continuing Beta Director	1.6
Contract	3.4(a)
control	8.3(g)
Data Security Requirements	8.3(h)
Debt Commitment Letters	3.23
Debt Financing	3.23
Debt Financing Sources	8.3(i)
Delaware Secretary of State	1.3
DGCL	1.1(a)
DLLCA	1.1(b)
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)
ERISA	3.11(a)
Escrowed Beta Shares	2.3
Exchange Act	3.4(b)
Excluded Shares	2.1(b)
Existing Notes	5.12(g)
Expired	2.3
First Certificate of Merger	1.3(a)
First Lien Note Purchase Agreement	5.12(h)
First Lien Notes	5.12(h)
First Merger	Recitals
First Merger Effective Time	1.3(a)
GAAP	3.5(a)
Government Payment Programs	8.3(j)
Governmental Entity	3.4(b)
Healthcare Laws	8.3(k)
HIPAA	8.3(l)
HSR Act	3.4(b)
Indebtedness	8.3(m)
Indenture	5.12(g)
Intellectual Property	3.18(c)
IRS	3.11(a)
knowledge	8.3(n)
Law	3.4(a)
Lease	4.17

Leased Real Property	4.17
Liens	3.2
Materials of Environmental Concern	3.13(c)(iii)
Maximum Premium	5.8(b)
Merger Consideration	2.1(a)
Merger Sub Equityholder Approval	Recitals
Merger Sub Inc.	Preamble
Merger Sub LLC	Preamble
Mergers	Recitals
New Financing Commitment	5.12(f)
Note Purchase Agreements	5.12(h)
Notes	5.12(h)
Notice Period	5.2(c)
Omega	Preamble
Omega Board	3.3
Omega Bylaws	3.1(b)
Omega Capitalization Representation	6.2(a)(i)
Omega Charter	3.1(b)
Omega Common Stock	2.1(a)
Omega Disclosure Letter	Article III
Omega Expenses	7.3(d)
Omega Financial Statements	3.5(a)
Omega Fundamental Representations	6.2(a)(i)
Omega III	Preamble
Omega Interim Financial Statements	3.5(a)
Omega Material Adverse Effect	8.3(o)
Omega Material Contracts	3.15(b)
Omega Parent	Preamble
Omega Plans	3.11(a)
Omega Registered IP	3.18(a)
Omega Related Parties	7.3(e)
Omega Stockholder Approval	Recitals
Omega Tax Opinion	6.3(d)
Omega Termination Fee	7.3(b)
Outside Date	7.1(b)(i)
Payor	8.3(p)
PBGC	3.11(b)(iii)
Permits	3.10
Person	8.3(q)
Preferred Repurchase Agreement	Recitals
Pro Forma Financial Information	5.3(a)
Protected Health Information	8.3(r)
Proxy Statement	5.3(a)
Q1 Beta Trial Balance	8.3(s)
Remedial Action	5.5(b)
Removed Designee	1.6

Representative	8.3(t)
Required Bank Information	8.3(u)
RSU Dispute	8.3(v)
SEC	4.5(a)
Second Certificate of Merger	1.3(b)
Second Merger	Recitals
Second Merger Effective Time	1.3(b)
Securities Act	4.5(a)
Series A Preferred Stock	4.2(a)
Series B Preferred Stock	4.2(a)
Series C Preferred Stock	4.2(a)
SOX	8.3(w)
Subsidiary	8.3(x)
Superior Proposal	5.2(f)(ii)
Support Agreements	Recitals
Surviving Company	Recitals
Surviving Corporation	Recitals
Systems	8.3(y)
Takeover Laws	3.19
Tax Asset Protection Plan	4.23
Tax Return	8.3(z)
Taxes	8.3(aa)
Transfer Restriction	2.3
Trustee	5.12(g)
Vested	2.3
Warn Act	8.3(bb)
Warrant Amendment	Recitals

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 14, 2019, between BioScrip, Inc., a Delaware corporation (“Beta”), Beta Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Beta (“Merger Sub Inc.”), Beta Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Beta (“Merger Sub LLC” and collectively with Merger Sub Inc. and Beta, the “Beta Parties”), HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”), HC Group Holdings II, Inc., a Delaware corporation and a wholly-owned subsidiary of Omega Parent (“Omega”), and HC Group Holdings III, Inc., a Delaware corporation and a wholly-owned subsidiary of Omega, solely for purposes of Section 7.3(b) (“Omega III”).

RECITALS

WHEREAS, at the First Merger Effective Time, the parties intend to effect the merger (the “First Merger”) of Merger Sub Inc. with and into Omega, with Omega continuing as the surviving entity (the “Surviving Corporation”), on the terms and subject to the conditions set forth herein;

WHEREAS, immediately following the First Merger, the parties intend to effect the merger (the “Second Merger” and, together with the First Merger, the “Mergers”) of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Omega has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Mergers) are fair to and in the best interests of Omega and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of Omega’s stockholders, and (iv) recommended the adoption of this Agreement by Omega’s sole stockholder, Omega Parent;

WHEREAS, on or prior to the date hereof, certain of Omega Parent’s equityholders, which collectively own more than 75% of the equity interests of Omega Parent, have delivered a support agreement to Beta pursuant to which such Persons have agreed, among other things to restrictions on the transfer of equity in Omega Parent;

WHEREAS, Omega Parent, as Omega’s sole stockholder, wishes, by execution and delivery of this Agreement, to adopt this Agreement and consent to and approve the Mergers and the other transactions contemplated hereby (the “Omega Stockholder Approval”);

WHEREAS, the Board of Directors of Beta has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Beta Share Issuance) are fair to and in the best interests of Beta and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Beta Share Issuance), (iii) directed that the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment be submitted to a vote at a meeting of Beta’s stockholders, and (iv) recommended the approval of the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment by Beta’s stockholders (such recommendation, the “Beta Board Recommendation”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain of Beta’s shareholders have entered into voting and support agreements in the form attached hereto as Exhibit A (the “Support Agreements”), dated as of the date hereof, with Omega Parent, pursuant to which, among other things, such Beta shareholders have agreed to vote such Beta shareholders shares of Beta Common Stock in favor of the approval of this Agreement;

WHEREAS, the Board of Directors of Merger Sub Inc. has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the First Merger), and (ii) directed that this Agreement be submitted to Beta for its approval and adoption in its capacity as the sole stockholder of Merger Sub Inc.;

WHEREAS, the Board of Managers of Merger Sub LLC has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Second Merger), and (ii) directed that this Agreement be submitted to Beta for its approval and adoption in its capacity as the sole member of Merger Sub LLC;

WHEREAS, Beta, as Merger Sub Inc.’s sole stockholder and Merger Sub LLC’s sole member, wishes, by execution and delivery of this Agreement, to adopt this Agreement and consent to and approve the Mergers and the other transactions contemplated hereby (the “Merger Sub Equityholder Approval”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Omega has received from the parties identified therein the Debt Commitment Letters (as defined below) committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide the Debt Financing (as defined below) in the amounts and on the terms set forth therein;

WHEREAS, for U.S. federal income tax purposes, it is intended (i) that the First Merger and the Second Merger, taken together, will constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and the regulations promulgated thereunder (the “Code”) to which each of Beta and Omega are to be parties under Section 368(b) of the Code, and (ii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, Beta has entered into (i) a Preferred Stock Repurchase Agreement in the form of Exhibit E attached hereto (the “Preferred Repurchase Agreement”)and (ii) an Amended and Restated Warrant Agreement, in the form of Exhibit F attached hereto (the “Warrant Amendment”), in each case, the effectiveness of certain provisions of which is conditioned upon the occurrence of the Closing in accordance with the terms of this Agreement; and

WHEREAS, Beta, Merger Sub Inc., Merger Sub LLC, Omega Parent and Omega desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Beta, Merger Sub Inc., Merger Sub LLC, Omega Parent and Omega hereby agree as follows:

Article I
THE MERGERS

Section 1.1           The Mergers.

(a)          Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL)”, at the First Merger Effective Time, Merger Sub Inc. shall be merged with and into Omega. Following the First Merger, the separate corporate existence of Merger Sub Inc. shall cease, and Omega shall continue as the Surviving Corporation in the First Merger and a wholly-owned Subsidiary of Beta. From and after the First Merger Effective Time, all the property, rights, powers, privileges and franchises of Omega and Merger Sub Inc. shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of Omega and Merger Sub Inc. shall become the debts, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

(b)          Upon the terms and subject to the conditions set forth in this Agreement, at the Second Merger Effective Time, the Surviving Corporation shall be merged with and into Merger Sub LLC in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of the Surviving Corporation shall cease, and Merger Sub LLC shall be the Surviving Company. From and after the Second Merger Effective Time, all the property, rights, powers, privileges and franchises of Omega, Merger Sub LLC and the Surviving Corporation shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of Omega, Merger Sub Inc. and the Surviving Corporation shall become the debts, obligations, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

Section 1.2           Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York time, on the fifteenth (15th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Beta and Omega; provided, that Closing may occur on any date following the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) with the written consent of Omega. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3           First Merger Effective Time; Second Merger Effective Time.

(a)          Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable parties shall file a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL in connection with effecting the First Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Beta and Omega shall agree in writing and shall specify in the First Certificate of Merger (the time the First Merger becomes effective being the “First Merger Effective Time”).

(b)          Upon the terms and subject to the provisions of this Agreement, immediately following the First Merger Effective Time, the applicable parties shall file a certificate of merger (the “Second Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and DLLCA in connection with effecting the Second Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Beta and Omega shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Merger Effective Time”), which, unless the parties agree otherwise, shall be immediately following the First Merger Effective Time.

Section 1.4           Certificate of Incorporation; Bylaws.

(a)          As of the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of Omega, Merger Sub Inc. or any other Person, the certificate of incorporation of Omega shall be amended to read in its entirety as the certificate of incorporation of Merger Sub Inc. as in effect immediately prior to the First Merger Effective Time (except the name shall remain HC Group Holdings II, Inc. and the provisions relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)          As of the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of Omega, Merger Sub Inc. or any other Person, the bylaws of Omega shall be amended to conform to the bylaws of Merger Sub Inc. as in effect immediately prior to the First Merger Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)          As of the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the Surviving Corporation, Merger Sub LLC or any other Person, the certificate of formation and limited liability company agreement in the form of Exhibit B shall be the certificate of formation and limited liability company agreement of the Surviving Company from and after the Second Merger Effective Time until thereafter amended as provided therein or by applicable Law.

(d)          Subject to the receipt of the Beta Stockholder Approval, at the First Merger Effective Time, the certificate of incorporation of Beta (as in effect immediately prior to the First Merger Effective Time) shall be amended and restated in its entirety as set forth on Exhibit C (the “Amended and Restated Beta Charter”), until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5           Directors and Officers of the Surviving Corporation and the Surviving Company.

(a)          From and after the First Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub Inc. immediately prior to the First Merger Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub Inc. immediately prior to the First Merger Effective Time shall be the officers of the Surviving Corporation.

(b)          From and after the Second Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the board of managers of the Surviving Company shall be designated by Beta and (ii) the officers of the Surviving Company shall be designated by Beta.

Section 1.6           Directors of Beta. Unless otherwise agreed to by Beta and Omega prior to the Closing, Beta shall cause the Beta Board, at the First Merger Effective Time, to consist of the individuals identified in Section 1.6 of the Beta Disclosure Letter (the individuals identified therein, the “Beta Designated Directors”), in each case to hold office from and after the First Merger Effective Time until the earliest to occur of the appointment or election of his or her respective successor, resignation or proper removal in accordance with applicable legal requirements. After the First Merger Effective Time, Beta shall cause each of the Beta Designated Directors that was serving on the Beta Board prior to the First Merger Effective Time (a “Continuing Beta Director”) to be included in the slate of nominees recommended by the Beta Board to Beta’s stockholders for election as directors at the next annual meeting of Beta stockholders to occur following the First Merger Effective Time and shall use no less rigorous efforts to solicit proxies in favor of the Continuing Beta Directors than the manner in which Beta supports all other nominees proposed by the Beta Board. Beta shall cause the Beta Bylaws to be amended effective as of the First Merger Effective Time in accordance with Section 5.13 to effect the requirements of this Section 1.6. If, following the Closing, any Continuing Beta Director resigns or is unable to serve for any other reason prior to the first anniversary following the next annual meeting (in each case, a “Removed Designee”), then, in each case, the remaining Continuing Beta Director (if any) shall recommend a replacement for such Removed Designee to the Governance, Compliance and Nominating Committee of the Beta Board, which shall consider such replacement (and, if not approved by such committee, any additional replacements recommended by the remaining Continuing Beta Director) in good faith.

Article II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1           First Merger Conversion of Capital Stock. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Omega, Beta, Merger Sub Inc. or the holders of any shares of capital stock of Omega, Beta or Merger Sub Inc.:

(a)          The shares of common stock, par value $0.01 per share, of Omega (“Omega Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time (other than any Excluded Shares) shall thereupon be converted into and become 542,261,567 shares (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) of common stock, par value $0.0001 per share (“Beta Common Stock”) of Beta (the “Merger Consideration”). As of the First Merger Effective Time, all such shares of Omega Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration.

(b)          Each share of Omega Common Stock held in the treasury of Omega or owned, directly or indirectly, by Beta, Merger Sub Inc. or Merger Sub LLC immediately prior to the First Merger Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          Each share of common stock, par value $0.0001 per share, of Merger Sub Inc. issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Section 2.2           Beta Share Issuance.

(a)          Promptly after the First Merger Effective Time, and in any event on the Closing Date, Beta shall issue (or cause to be issued) to Omega Parent, book-entry shares (or certificates if requested) representing the shares of Beta Common Stock issued pursuant to Section 2.1(a).

(b)          The Merger Consideration issued in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Omega Common Stock formerly held by Omega Parent. At the First Merger Effective Time, the stock transfer books of Omega shall be closed and there shall be no further registration of transfers of the shares of Omega Common Stock that were outstanding immediately prior to the First Merger Effective Time.

(c)          The certificates representing shares of Beta Common Stock issued in connection with the Beta Share Issuance, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (along with any other legends that may be required under applicable state and federal corporate and securities Laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

Section 2.3           Escrowed Shares. In addition to the issuance of Beta Common Stock pursuant to Section 2.1, at the First Merger Effective Time, and without any action on the part of any party to this Agreement or any of their respective equity holders, Beta shall issue (or cause to be issued) to Omega Parent, a number of shares of Beta Common Stock equal to (i) the maximum number of shares of Beta Common Stock issuable in respect of the Beta Contingent RSUs, as of the Capitalization Date, which is equal to 7,270,095 shares of Beta Common Stock (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) multiplied by (ii) 3.878 (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) (collectively, the “Escrowed Beta Shares”) (provided, for the avoidance of doubt, that Beta shall not be required to issue any shares of Beta Common Stock to Omega Parent in the event that the Closing does not occur). Unless and until an Escrowed Beta Share is transferred to Beta and retired as may be required by this Section 2.3, (i) Omega Parent shall be the record owner of such share, entitled to vote and receive any dividends payable in respect thereof and (ii) Omega Parent shall not be entitled to sell, transfer, assign, pledge, hypothecate or otherwise encumber in any manner such Escrowed Beta Share and such Escrowed Beta Share shall bear a restrictive legend to that effect (the “Transfer Restriction”) until such Transfer Restriction no longer applies as provided below. At the end of each month following the Closing, Omega Parent shall transfer to Beta for no consideration, and Beta shall immediately retire, a number of Escrowed Beta Shares (rounded up to the nearest whole share of Beta Common Stock) equal to (i) the number of Beta Contingent RSUs (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) that Expired during the preceding month without having Vested and without being paid or having any shares delivered in respect thereof, multiplied by (ii) 3.878 (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination).  At the Closing and at the end of each month following the Closing, the Transfer Restriction (and any related restrictive legend) shall no longer apply to a number of Escrowed Beta Shares (rounded down to the next whole share of Beta Common Stock) equal to (i) the number of Beta Contingent RSUs (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination) that Vested or that were paid or had shares delivered in respect thereof during the preceding month (or in the case of the Closing, prior to the Closing) multiplied by (ii) 3.878 (as may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination).  Notwithstanding anything to the contrary, in the event of pending or threatened RSU Dispute, Omega Parent shall not be required under this Section 2.3 to transfer nor shall Beta retire any Escrowed Beta Shares that could be expected to no longer be subject to the Transfer Restriction and the disposition of such shares will be resolved in connection with such RSU Dispute being dismissed with prejudice or resolved pursuant to a settlement agreement (that is subject to Section 2.6) or final, non-appealable court order. It being the intent of this provision to protect Omega Parent from dilution as a result of any Beta Contingent RSUs becoming Vested or any shares of Beta Common Stock being issued in respect thereof, in the event that any Escrowed Beta Shares were transferred to Beta for no consideration and retired pursuant to this Section 2.3, and following such transfer an Action related to the Beta Contingent RSUs results in final, non-appealable court order, dismissal with prejudice or settlement (that is subject to Section 2.6) that results in any Beta Contingent Stock becoming Vested or any shares of Beta Common Stock being issued in respect thereof, then Beta shall issue to Omega Parent the number of Beta Common Shares that would have no longer been subject to the Transfer Restriction as a result of such vesting had such Escrowed Beta Shares not been transferred to Beta. For purposes of this Agreement, the term (i) “Beta Contingent RSUs” means shares of Beta Common Stock that are issued in respect of, and pursuant to the terms and conditions of, the Beta RSUs set forth on Section 2.3 of the Beta Disclosure Letter; (ii) “Vested” shall mean, with respect to a Beta Contingent RSU, to vest and become non-forfeitable in accordance with the terms and conditions of the Beta Stock Plans, grant agreement, award agreement and/or other Contract(s) governing the terms of such Beta Contingent RSU; and (iii) “Expired” shall mean, with respect to a Beta Contingent RSU, to expire and no longer be capable of vesting or being converted into Beta Common Stock in accordance with the terms and conditions of the Beta Stock Plans, grant agreement, award agreement and/or other Contract(s) governing the terms of such Beta Contingent RSU; provided, that, in the event the a court has finally determined that any Beta Contingent RSUs have Vested or Expired or such determination is agreed in a settlement (that is subject to Section 2.6), such determination of such court or settlement shall be final and binding for purposes of determining what is Vested or Expired under this Section 2.3.

Section 2.4           Second Merger Conversion of Capital Stock. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Omega, Omega Parent, Beta, Merger Sub Inc., Merger Sub LLC or the holders of any shares of capital stock of Omega, Omega Parent, Beta or Merger Sub LLC, each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor, and Beta shall become the sole member of the Surviving Company.

Section 2.5           Withholding. None of Beta, Merger Sub Inc., Merger Sub LLC, Omega, Omega Parent, the Surviving Corporation nor the Surviving Company shall be entitled to deduct or withhold or cause to be deducted or withheld, from the consideration otherwise payable to any holder of shares of Omega Common Stock or otherwise pursuant to this Agreement under this Agreement except to the extent (a) required by (i) applicable Tax Law or (ii) Omega’s failure to deliver the statement described under Section 6.2(e) and (b) any amounts so withheld or deducted are timely paid to the appropriate Governmental Entity; provided, that the parties acknowledge that they do not currently anticipate that any deduction or withholding of U.S. federal income tax will be required in respect of the consideration otherwise payable to any holder of shares of Omega Common Stock (assuming the statement described in Section 6.2(e) is provided); provided, further, that if any such party reasonably believes that any withholding or deduction is required with respect to any consideration otherwise payable to any holder of shares of Omega Common Stock or otherwise pursuant to this Agreement, then it shall give written notice to the payee at least five (5) Business Days prior to making such payment (which notice shall include a reference to the applicable provision of Tax Law pursuant to which such withholding or deduction is required and a calculation of the required withholding amount) and it shall provide such payee a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate, and will otherwise reasonably cooperate with the payee and take such steps as payee may reasonably request to reduce or eliminate such withholding or deduction requirement. To the extent that amounts are so deducted and withheld and timely paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.6           RSU Disputes. After the First Merger Effective Time, the Compensation Committee of the Beta Board (the “Compensation Committee”), which shall include one Continuing Beta Director as long as any Continuing Beta Director remains on the Beta Board, shall be responsible (as between the Beta Board and the Compensation Committee) for controlling, on behalf of Beta, the management and disposition of any RSU Dispute, including with respect to the investigation, prosecution, negotiation, resolution or settlement thereof, and all decisions relating thereto, and all actions and inactions with respect to the RSU Dispute shall be made solely by the Compensation Committee with the consent of the Continuing Beta Director that sits on the Compensation Committee (which consent shall not be unreasonably withheld, conditioned or delayed).

Article III
REPRESENTATIONS AND WARRANTIES OF OMEGA AND OMEGA PARENT

Except as set forth in the disclosure letter delivered by Omega and Omega Parent to Beta prior to the execution of this Agreement (the “Omega Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Omega Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Omega represents and warrants to Beta, Merger Sub Inc. and Merger Sub LLC, and Omega Parent represents and warrants to Beta, Merger Sub Inc. and Merger Sub LLC (solely for purposes of Sections 3.1(a), 3.2(a), 3.2(c), 3.3, 3.4, 3.7, 3.21 and 3.25, in each case as such representation and warranty relates to Omega Parent), as follows:

Section 3.1           Organization, Standing and Power.

(a)          Omega Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Omega and each of its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.

(b)          Omega has previously furnished or otherwise made available to Beta a true and complete copy of Omega’s certificate of incorporation (the “Omega Charter”) and bylaws (the “Omega Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Omega is not in violation of any provision of the Omega Charter or the Omega Bylaws in any material respect.

Section 3.2           Capital Stock.

(a)          The authorized capital stock of Omega consists of 1,000 shares of Omega Common Stock. 999.95 shares of Omega Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were free of preemptive rights, and 0.05 shares of Omega Common Stock are held in treasury. Except as set forth above, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of Omega, (2) securities of Omega convertible into or exchangeable for shares of capital stock or voting securities of Omega, (3) options or other rights to acquire from Omega, and no obligation of Omega to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Omega or (4) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Omega, (B) there are no outstanding obligations of Omega to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Omega and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Omega or any of its Subsidiaries to which Omega or any of its Subsidiaries is a party. Except as set forth on Section 3.2(a) of the Omega Disclosure Letter, none of Omega Parent, Omega or any Subsidiary of Omega is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive right, anti-dilutive rights or rights of first refusal or similar rights with respect to Omega capital stock or any of Omega’s Subsidiary’s securities.

(b)          Each of the outstanding shares of capital stock of each of Omega’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Omega or another wholly-owned Subsidiary of Omega and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect. Section 3.2 of the Omega Disclosure Letter sets forth a true and complete list of each Subsidiary of Omega and its jurisdiction of incorporation or organization. Except as set forth Section 3.2(b) of the Omega Disclosure Letter, there are not outstanding or authorized (i) securities of any Subsidiaries of Omega convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (ii) options or other rights to acquire from any Subsidiary of Omega, and no obligation of any Subsidiary of Omega to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary. Neither Omega nor any of its Subsidiaries own or have the power to vote or hold the right to acquire nor have the obligation to contribute capital to, or in respect of, the shares of capital stock or other equity securities or joint venture interest of any Person (other than Omega’s Subsidiaries).

(c)          Omega Parent is the record and beneficial owner of 100% of the shares of Omega Common Stock, free and clear of any Liens.

Section 3.3           Authority. Each of Omega Parent and Omega has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Omega Parent, as the sole stockholder of Omega, hereby consents to the approval and adoption of this Agreement, the transactions contemplated hereby and all matters related thereto pursuant to Section 228 of the DGCL and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Omega held for this purpose. The execution, delivery and performance of this Agreement by Omega and Omega Parent and the consummation by Omega and Omega Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Omega and Omega Parent and no other proceedings on the part of Omega or Omega Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Omega and Omega Parent and, assuming the due authorization, execution and delivery by Beta, Merger Sub Inc. and Merger Sub LLC, constitutes a valid and binding obligation of Omega and Omega Parent, enforceable against Omega and Omega Parent in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Board of Directors of Omega (the “Omega Board”) has approved and declared advisable this Agreement and the transactions contemplated hereby and has resolved to recommend that Omega’s stockholders approve this Agreement and the transactions contemplated hereby. The Omega Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Omega necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby.

Section 3.4           No Conflict; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement by Omega and Omega Parent, and the consummation by Omega and Omega Parent of the transactions contemplated hereby, do not and will not (i) conflict with or violate the organizational documents of Omega Parent, the Omega Charter, the Omega Bylaws or the equivalent organizational documents of any of Omega’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, “Law”) applicable to Omega Parent, Omega or any of Omega’s Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which Omega Parent, Omega or any of Omega’s Subsidiaries is a party or by which Omega Parent, Omega or any of Omega’s Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.

(b)          The execution, delivery and performance of this Agreement by Omega and Omega Parent and the consummation by Omega and Omega Parent of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing with the Secretary of State of the State of Delaware of the First Certificate of Merger and the Second Certificate of Merger as required by the DGCL and DLLCA and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.

Section 3.5           Financial Statements.

(a)          True and complete copies of the audited consolidated balance sheet of Omega III and its Subsidiaries as at December 31, 2017, December 31, 2016, December 31, 2015, and the related audited consolidated statements of operations, cash flows and shareholder’s equity of Omega and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Omega’s independent auditors (collectively referred to as the “Omega Financial Statements”) and the unaudited consolidated balance sheet of Omega and its Subsidiaries as at December 31, 2018, and the related consolidated statements of operations, cash flows and shareholder’s equity of Omega and its Subsidiaries (collectively referred to as the “Omega Interim Financial Statements”), are attached hereto as Section 3.5(a) of the Omega Disclosure Letter. Each of the Omega Financial Statements and the Omega Interim Financial Statements have been prepared in accordance with the books and records of Omega and its Subsidiaries and in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Omega and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Omega Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)          Omega maintains disclosure controls and procedures designed to ensure that material information relating to Omega, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Omega by others within those entities. Omega maintains internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 3.6           No Undisclosed Liabilities. Neither Omega nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Omega and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in Omega’s consolidated balance sheet as of December 31, 2018 (or the notes thereto), (b) incurred in the ordinary course of business since December 31, 2018, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.

Section 3.7           Certain Information. None of the information supplied or to be supplied by Omega or Omega Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Beta and at the time of the Beta Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Omega and Omega Parent make no representation or warranty with respect to any information supplied by Beta, Merger Sub Inc., Merger Sub LLC or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8           Absence of Certain Changes or Events. Since December 31, 2018 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the businesses of Omega and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had an Omega Material Adverse Effect and (c) neither Omega nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(a) if taken following the date hereof and prior to the First Merger Effective Time.

Section 3.9           Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, (a) there is no suit, claim, action, litigation, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of Omega, threatened against Omega or any of its Subsidiaries or any of their respective properties or, as of the date of this Agreement, any of their present or former officers or directors (in their respective capacities as such), by or before any Governmental Entity and (b) neither Omega nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 3.10         Compliance with Laws. Except with respect to ERISA, environmental matters, Taxes and healthcare matters (which are the subject of Sections 3.11, 3.13, 3.14 and 3.22, respectively), Omega and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have an Omega Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 3.13), Omega and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect. All Permits are in full force and effect, and are not subject to any pending or, to the knowledge of Omega, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any material respect, except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect.

Section 3.11         Benefit Plans.

(a)          Omega has provided to Beta a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plan” (within the meaning of ERISA section 3(37)), and all material stock purchase, stock option, equity or equity-based compensation, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, maintained or contributed to by Omega or with respect to which Omega or its Subsidiaries has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Omega Plans.” With respect to each Omega Plan, Omega has furnished or made available to Beta a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter from the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by Omega or its Subsidiaries to their employees concerning the extent of the benefits provided under an Omega Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)          With respect to the Omega Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11 would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect:

(i)          each Omega Plan has been established, administered and maintained, in form and operation, in accordance with its terms and in compliance with all applicable Laws, including the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Omega Plan, and all contributions required to be made under the terms of any Omega Plan have been timely made;

(ii)         each Omega Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter or prototype opinion letter from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Omega Plan;

(iii)        there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Omega, threatened, relating to the Omega Plans, any fiduciaries thereof with respect to their duties to the Omega Plans or the assets of any of the trusts under any of the Omega Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv)        no Omega Plan is, nor does Omega or its Subsidiaries have any liability with respect to a plan that is, subject to Title IV of ERISA or subject to Section 4.12 of the Code;

(v)         no Omega Plan is, nor does Omega or its Subsidiaries have any liability with respect to a plan that is, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA);

(vi)        Omega and its Subsidiaries do not maintain any Omega Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Sections 4980B(b) and 4980H of the Code, and Omega and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(vii)       none of the Omega Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby;

(viii)      neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will result in any payment, amount, or benefit or provision of any payment, amount or benefit (including property or the accelerating of vesting) that would constitute separately or in the aggregate, “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due;

(ix)         neither Omega, nor any of its Subsidiaries have any obligation to gross-up or reimburse any individual for any Taxes under Section 4999 or 409A of the Code;

(x)          each Omega Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder; and

(xi)         neither Omega nor any of its Subsidiaries has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.

Section 3.12         Labor Matters. Neither Omega nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Omega, threat thereof, by or with respect to any employees of Omega or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect. To the knowledge of Omega, there are no labor organizational or decertification activities underway or threatened by, on behalf of or against any labor organization with respect to employees of Omega or any of its Subsidiaries, and no such activities have occurred within the past three (3) years. Omega and its Subsidiaries have complied with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not have an Omega Material Adverse Effect. Except as would not result in material liability for Omega: (i) each individual who is providing or within the past three (3) years has provided services to Omega or any of its Subsidiaries and is or was classified and treated as an independent contractor or other non-employee service provider is and was properly classified as such for applicable purposes; and (ii) Omega has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees, and other compensation that has come due and payable to its employees and other workers under applicable law, contract or policy.

Section 3.13         Environmental Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect and except as set forth in environmental assessments previously made available to Beta: (i) Omega and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of Omega, there are no Materials of Environmental Concern at any property owned or operated by Omega or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of Omega or any of its Subsidiaries under any applicable Environmental Law; (iii) neither Omega nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been fully resolved without future obligation with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither Omega nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of Omega, no such matter has been threatened in writing; and (v) neither Omega nor any of its Subsidiaries has any liability under any Environmental Law with respect to any manufacture, distribution, disposal or release of, contamination by, or exposure of any Person to, any Materials of Environmental Concern.

(b)          Omega and each of its Subsidiaries has furnished to Beta all material environmental audits, assessments, and documents materially bearing on environmental, health or safety liabilities in each case relating to their past or current properties, facilities or operations which are in their possession or reasonable control.

(c)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)          “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees relating to pollution, public or worker health and safety (as it relates to exposure to Materials of Environmental Concern) or protecting the environment, including quality of the ambient air, soil, surface water or groundwater, in effect on or prior to the date of this Agreement.

(ii)         “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii)        “Materials of Environmental Concern” means any material, substance, waste, hazardous substance, acutely hazardous substance, or toxic substance or waste defined or regulated under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act, due to its deleterious or dangerous properties or characteristics.

Section 3.14         Taxes.

(a)          Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect:

(i)          all federal income and other Tax Returns required by applicable Law to be filed by or on behalf of Omega or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were true and complete in all material respects;

(ii)         neither Omega nor any of its Subsidiaries is delinquent in the payment of any material Tax and all Taxes due and payable by Omega or any of its Subsidiaries have been duly and timely paid in full;

(iii)        each of Omega and its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party;

(iv)        Omega’s balance sheet at December 31, 2018 accrues all liabilities for Taxes with respect to all periods through such date to the extent required under GAAP, and none of Omega or its Subsidiaries has incurred any liabilities for material Taxes since such date, other than in the ordinary course of business;

(v)         no Liens for Taxes exist with respect to any assets or properties of Omega or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent; and

(vi)        there are no Actions now pending or threatened in writing against or with respect to Omega or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any material Tax;

(vii)       neither Omega nor any of its Subsidiaries has requested or received an extension or waiver of the limitation period granted to them with respect to any Tax or Tax Return to the extent such request for such an extension or waiver (or receipt of such an extension or waiver) remains outstanding (other than as a result of an ordinary course extension of time to file a Tax Return);

(viii)      no Governmental Entity has made a claim (that remains outstanding) that Omega or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where such Person does not currently file Tax Returns;

(ix)         neither Omega nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of Omega or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);

(x)          within the past three years, neither Omega nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law);

(xi)         neither Omega nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Omega or any of its Subsidiaries is the common parent or (B) is or has been a United States of America real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code; and

(xii)        neither Omega nor any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-U.S. Tax Law).

(b)          Neither Omega nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.15         Contracts.

(a)          Section 3.15(a) of the Omega Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Omega Plans, to which Omega or any of its Subsidiaries is a party or by which Omega or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)          any Contract for the employment of any employee of Omega or any of its Subsidiaries on a full-time or consulting basis which provides for annual payments in excess of $400,000, which is not terminable on ninety (90) days’ notice or less without liability for any penalty or severance payment;

(ii)         any Contract that materially limits the ability of Omega or any of its Subsidiaries to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing;

(iii)        any Contract with any Omega Related Party, other than Contracts with the Debt Financing Sources or their Affiliates, employment agreements entered into in the ordinary course of Omega’s or its Subsidiaries’ business or award agreements or similar agreements issued pursuant to any equity incentive compensation plan or other benefit plan maintained by Omega or its Subsidiaries;

(iv)        any Contract or series of related Contracts relating to indebtedness for borrowed money in excess of $1,000,000;

(v)         any Contract reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which Omega or any of its Subsidiaries is subject;

(vi)        any Contract involving (A) one of Omega’s top ten suppliers, as measured by expenditures or payables made during the twelve (12) months ending on December 31, 2018, or (B) one of Omega’s top ten Payors, as measured by revenues or receipts received during the twelve (12) months ending on December 31, 2018;

(vii)       any Contract with a pharmacy services administrative organization or a group purchasing organization;

(viii)      any purchase, sale or supply Contract that contains volume requirements or commitments or exclusive requirements reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

(ix)         any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Omega or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of $1,000,000);

(x)          any Contract with referral sources resulting in $1,000,000 or more in revenue to either party to the Contract made during the last twelve (12) months; or

(xi)         any Contract that is a settlement or similar agreement that imposes material obligations on Omega or any of its Subsidiaries after the date of this Agreement;

(xii)        any Contract entered into since April 7, 2015 for the acquisition or disposition of any business, a material amount of stock or assets or any other Person (whether by merger, sale of stock, sale of assets or otherwise), in each case, involving amounts in excess of $5,000,000;

(xiii)       any Contract to which any of Omega’s or any of Omega’s Subsidiary’s directors or officers is a party (other than the Omega Plans or any award agreements thereunder or employment agreements entered into between such individuals and Omega or its Subsidiaries in the ordinary course of business); or

(xiv)      any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Omega or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Omega and any of its Subsidiaries in excess of $1,000,000 annually.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Omega Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.15(a) of the Omega Disclosure Letter (the “Omega Material Contracts”) are valid, binding and in full force and effect and are enforceable by Omega or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) Omega, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Omega Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the knowledge of Omega, no other party to any Omega Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2018, neither Omega nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Omega Material Contract, and (iv) neither Omega nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Omega Material Contract.

Section 3.16         Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, (a) all material insurance policies of Omega and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither Omega nor any of its Subsidiaries is in breach or default, and neither Omega nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 3.17         Properties. Except as would not, individually or in the aggregate, have an Omega Material Adverse Effect, Omega or a Subsidiary of Omega owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. No representation is made under this Section 3.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.18.

Section 3.18         Intellectual Property.

(a)          Section 3.18(a) of the Omega Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by Omega or any of its Subsidiaries on the date hereof and that are material to the businesses of Omega and its Subsidiaries, taken as a whole (collectively, “Omega Registered IP”). No Omega Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Omega, no such action is or has been threatened with respect to any Omega Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, all Omega Registered IP is solely and exclusively owned by Omega or one of its Subsidiaries free and clear of all Liens. The Omega Registered IP is subsisting, and to the knowledge of Beta, valid and enforceable. Neither Omega nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Omega Registered IP that remains pending or unresolved.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, each of Omega and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of Omega or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, (i) to the knowledge of Omega, neither Omega nor any of its Subsidiaries is infringing upon or misappropriating, and in the three (3) years prior to the date hereof, has infringed upon or misappropriated, any patents, copyrights, trademarks, trade secrets or other intellectual property (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither Omega nor any of its Subsidiaries has received in the three (3) years prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring (including any unsolicited offers to license Intellectual Property rights of any other Person), which notice or claim remains pending or unresolved, (ii) to the knowledge of Omega, no third party is misappropriating or infringing any Intellectual Property owned by Omega or any of its Subsidiaries and (iii) no Intellectual Property owned by Omega or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Omega or any of its Subsidiaries.

(d)          Except as would not, individually or in the aggregate, have an Omega Material Adverse Effect, each of Omega and its Subsidiaries owns free and clear of all Liens, or has a license to use, all Intellectual Property necessary to conduct their respective businesses as currently conducted.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, (i) the Systems are sufficient in all material respects for the current needs of Omega and its Subsidiaries, (ii) Omega and its Subsidiaries (a) use commercially reasonable measures (I) to protect the confidentiality, integrity and security of the Systems and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, (II) to ensure that all Systems are fully functional and free from any bug, virus, malware, and the like, and (b) have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for their business. Since January 1, 2018, there have been no failures, breakdowns, or continued substandard performance of any Systems that have caused the substantial disruption or interruption in or to the use of the Systems or the operation of the business of Omega or any of its Subsidiaries.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have an Omega Material Adverse Effect, and except with regard to healthcare matters (which are addressed in Section 3.22), Omega and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Omega Material Adverse Effect, there have been no (and neither Omega nor any of its Subsidiaries has received any written or, to the knowledge of Omega, oral, charge, challenge, complaint, claim or demand from any person or entity (including any Governmental Entity) with respect to any) actual or alleged (a) incidents of security breaches or intrusions or unauthorized access or use of any of the Systems, trade secrets, or other confidential information of Omega or any of its Subsidiaries, or (b) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such trade secrets or other confidential information.

Section 3.19         State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States applies to this Agreement or any of the transactions contemplated hereby.

Section 3.20         Affiliate Transactions. Except for as set forth on Section 3.20 of the Omega Disclosure Letter, as of the date hereof, no executive officer or director of Omega or holder of shares of Omega Common Stock or any of their respective Affiliates is a party to any Omega Material Contract with or binding upon Omega or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Omega or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve (12) months.

Section 3.21         Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Omega Parent, Omega or any of Omega’s Subsidiaries. Omega has previously furnished to Beta copies of the engagement Contracts (and all indemnification Contracts related to such engagement) with Goldman, Sachs & Co, LLC with respect to the transactions contemplated by this Agreement.

Section 3.22         Healthcare Compliance.

(a)          Except as set forth on Section 3.22(a) of the Omega Disclosure Letter, Omega and its Subsidiaries are and have been since January 1, 2018, (i) in compliance with all applicable Healthcare Laws, and to the knowledge of Omega, have not been subject to any Action for a violation of any applicable Healthcare Laws (except for such non-compliance and Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have an Omega Material Adverse Effect) and (ii) have not received any notice from a Governmental Entity of any alleged material violation of, or any citation for material noncompliance with, any Healthcare Law (except for such alleged non-compliance that, individually or in the aggregate, has not and would not reasonably be expected to have an Omega Material Adverse Effect). There is no claim pending or, to the knowledge of Omega, threatened against or affecting Omega alleging any violation of any applicable Healthcare Law that would reasonably be expected to result in any current or prospective exclusion from or material limitation to participate in any Government Payment Program or result in any civil or criminal penalty. Omega has created and maintained, in all material respects, all records required under any applicable Healthcare Laws. Omega has established and maintained a corporate compliance program that addresses the material requirements of all Governmental Entities having jurisdiction over its business and operations.

(b)          Except as set forth on Section 3.22(b) of the Omega Disclosure Letter, Omega and its Subsidiaries have not received since January 1, 2018 any notice from a Government Payment Program of allegations of findings that Omega or such Subsidiary has billed such Government Payment Program in excess of amounts allowed by any Healthcare Law, other than as adjusted in the ordinary course of business or in connection with any routine audit or post-payment review by such Government Payment Program that is resolved in compliance with applicable Healthcare Laws.

(c)          Except as set forth on Section 3.22(c) of the Omega Disclosure Letter, Omega and its Subsidiaries are and have not been since January 1, 2018, a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Entity concerning alleged noncompliance with Healthcare Laws.

(d)          Except as set forth on Section 3.22(d) of the Omega Disclosure Letter, the data collection, access, maintenance, transmission, use, and disclosure by Omega and its Subsidiaries with respect to Protected Health Information are and have been since January 1, 2018, in compliance with HIPAA, except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have an Omega Material Adverse Effect.

Section 3.23         Debt Financing. Omega has received the debt financing commitment letters, attached hereto as Exhibit D, which obligate the Debt Financing Sources party thereto to provide debt financing (the “Debt Financing”) in the amount and on the terms and conditions set forth therein (together with the exhibits, schedules and annexes thereto, as amended, restated, supplemented or otherwise modified, the “Debt Commitment Letters”). As of the date of this Agreement, each Debt Commitment Letter (i) is in full force and effect and has not been modified or amended in any respect and no modification or amendment is contemplated (except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Debt Commitment Letter provided as of the date hereof), (ii) has been duly executed by Omega and its Affiliates party thereto and, to Omega’s knowledge, the other parties thereto and is the valid and binding obligation of Omega and, to the knowledge of Omega, each other party thereto, (iii) has not been withdrawn or rescinded in any respect and (iv) is enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date of this Agreement, (A) no event has occurred that, with or without notice, the lapse of time or both, would constitute a default or breach on the part of Omega or any of its Affiliates party thereto under any of the Debt Commitment Letters, and neither Omega nor any of its Affiliates has any knowledge of any breach of the Debt Commitment Letters by any of the other parties thereto as of the date of this Agreement, and (B) all commitment and other fees required to be paid thereunder on or prior to the date hereof have been paid. Assuming satisfaction of the conditions set forth in Article VI, except as set forth in the Debt Commitment Letters, there are no conditions precedent related to the funding of the full amount of the Debt Financing, and, as of the date of this Agreement, Omega has no knowledge of any facts or circumstances that are reasonably likely to result in any such condition not being satisfied on or prior to the Closing. Except for the Debt Commitment Letters and related fee letters (complete copies of which have been made available to Beta), there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Debt Financing that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing or impose any additional condition precedent to the availability of the Debt Financing.

Section 3.24         Omega Termination Fee. As of the date hereof and at any time after the date hereof and prior to the First Merger Effective Time, Omega III shall have available sufficient readily available cash to promptly pay the Omega Termination Fee if and when it becomes due in accordance with Section 7.3(b).

Section 3.25         No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Beta, Merger Sub Inc. and Merger Sub LLC acknowledges that none of Omega, Omega Parent or any other Person on behalf of Omega or Omega Parent makes any other express or implied representation or warranty with respect to Omega Parent, Omega or any of Omega’s Subsidiaries with respect to any other information provided to Beta, Merger Sub Inc. or Merger Sub LLC in connection with the transactions contemplated by this Agreement. None of Omega Parent, Omega or any other Person will have or be subject to any liability to Beta, Merger Sub Inc., Merger Sub LLC or any other Person resulting from the distribution to Beta, Merger Sub Inc. or Merger Sub LLC, or Beta’s, Merger Sub Inc.’s or Merger Sub LLC’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Beta, Merger Sub Inc. or Merger Sub LLC in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF BETA, MERGER SUB INC. AND MERGER SUB LLC

Except (a) as disclosed or reflected in Beta SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the headings “Risk Factors” or “Quantitative and Qualitative Disclosures about Market Risk,” or any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), it being understood that (i) any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Stock), Section 4.3 (Authority), Section 4.4 (No Conflicts; Consents and Approvals), Section 4.8 (Absence of Certain Changes or Events), or Section 4.20 (Broker) and (ii) any matter disclosed in the Beta SEC Documents will be deemed to be disclosed in a section of the Beta Disclosure Letter only to the extent that it is readily apparent on its face that such Beta SEC Documents is applicable to such section of the Beta Disclosure Letter or (b) as set forth in the disclosure letter delivered by Beta to Omega prior to the execution of this Agreement (the “Beta Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Beta Disclosure Letter shall only be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Beta, Merger Sub Inc. and Merger Sub LLC represent and warrant to Omega and Omega Parent as follows:

Section 4.1           Organization, Standing and Power.

(a)          Each of Beta and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.

(b)          Beta has previously furnished or otherwise made available to Omega a true and complete copy of Beta’s certificate of incorporation (the “Beta Charter”) and bylaws (the “Beta Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Beta is not in violation of any provision of the Beta Charter or the Beta Bylaws in any material respect.

Section 4.2           Capital Stock.

(a)          The authorized capital stock of Beta consists solely of (a) 250,000,000 shares of Beta Common Stock and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share. As of March 13, 2019 (the “Capitalization Date”), (i) 128,160,291 shares of Beta Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 13,079,422 shares of Beta Common Stock were available to be issued under the Beta Stock Plans, (iii) 3,519,680 options (“Beta Options”) to purchase shares of Beta Common Stock have been granted under the Beta Stock Plans or otherwise and have not expired or been forfeited or exercised, (iv) 4,293,158 Beta restricted stock units (including those subject to the achievement of performance or market conditions) have been granted under the Beta Stock Plans or otherwise (“Beta RSUs”), (v) 87,452 Beta phantom stock appreciation rights (“Beta SARs”) were issued and outstanding, (vi) 21,630 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) were issued and outstanding, (vii) no shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) were issued and outstanding, (viii) 614,177 shares of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) were issued and outstanding, (ix) no shares of Series D Preferred Stock (together with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Beta Preferred Stock”) were issued and outstanding, (x) 1,831,025 Class A Warrants to purchase one share of Beta Common Stock (the “Class A Warrants”), (xi) 1,831,025 Class B Warrants to purchase one share of Beta Common Stock (the “Class B Warrants”) and (xii) the 2017 Warrants to purchase a number of shares of Beta Common Stock equal to 4.99% of the Beta Common Stock outstanding on a fully diluted basis (collectively, with the Class A Warrants and the Class B Warrants, the “Beta Warrants”). Except as set forth above and as set forth on Section 4.2(a) of the Beta Disclosure Letter, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of Beta, (2) securities of Beta convertible into or exchangeable for shares of capital stock or voting securities of Beta, (3) options or other rights to acquire from Beta, and no obligation of Beta to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Beta or (4) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, Beta (the items in the preceding clauses (1)-(4), the “Beta Securities”), (B) there are no outstanding obligations of Beta to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Beta and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Beta or any of its Subsidiaries to which Beta or any of its Subsidiaries is a party. Since the Capitalization Date through the date hereof, neither Beta nor any of its Subsidiaries has (I) issued any Beta Securities or incurred any obligation to make any payments to any Person based on the price or value of any Beta Securities or (II) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Beta Securities. Except as set forth on Section 4.2(a) of the Beta Disclosure Letter, neither Beta nor any of Beta’s Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive right, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Beta or any of Beta’s Subsidiaries.

(b)          Section 4.2(b) of the Beta Disclosure Letter sets forth a list of the holders of Beta Options, Beta RSUs and Beta SARs (collectively, the “Beta Awards”) as of the Capitalization Date, including (to the extent applicable) the date on which each such Beta Award was granted, the number of shares of Beta Common Stock subject to such Beta Award, the expiration date, the price at which such Beta Award may vest and/or be exercised (if any) under an applicable plan and the vesting schedule and status of each such Beta Option or Beta RSU. All shares of Beta Common Stock issuable upon exercise of a Beta Award have been duly reserved for issuance by Beta. Section 4.2(b) of the Beta Disclosure Letter sets forth the current liquidation value of each class of Beta Preferred Stock as of the Capitalization Date.

(c)          Subject to the receipt of the Beta Stockholder Approval, upon issuance, the shares of Beta Common Stock issuable in connection with the Beta Share Issuance will be duly authorized, fully paid, non-assessable and free and clear of any Liens other than Liens imposed by applicable securities Laws.

(d)          Beta and the counterparties thereto have entered into the Preferred Repurchase Agreement, attached hereto as Exhibit E, and the Warrant Amendment, attached hereto as Exhibit F. As of the date hereof, each of the Preferred Repurchase Agreement and the Warrant Amendment (i) are in full force and effect, (ii) have been duly executed by Beta and, to Beta’s knowledge, the other parties thereto and are the valid and binding obligations of Beta and, assuming the due authorization, execution and delivery of the Preferred Repurchase Agreement and the Warrant Amendment by each other party thereto, each other party thereto, and (iii) are enforceable in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(e)          Each of the outstanding shares of capital stock of each of Beta’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Beta or another wholly-owned Subsidiary of Beta and are owned free and clear of all Liens of any nature whatsoever, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect. Section 4.2(e) of the Beta Disclosure Letter sets forth a true and complete list of each Subsidiary of Beta and its jurisdiction of incorporation or organization. Except as set forth Section 4.2(e) of the Beta Disclosure Letter, there are not outstanding or authorized (i) securities of any of Beta’s Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary or (ii) options or other rights to acquire from any of Beta’s Subsidiaries, and no obligation of any of Beta’s Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary. Neither Beta nor any of its Subsidiaries own or have the power to vote or hold the right to acquire nor have the obligation to contribute capital to, or in respect of, the shares of capital stock or other equity securities or joint venture interest of any Person (other than Beta’s Subsidiaries).

Section 4.3           Authority. The Beta Parties have all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform their obligations hereunder and, subject to the affirmative vote of (i) the holders of a majority of the aggregate shares of Beta Common Stock (inclusive of the Beta Preferred Stock on an as-converted into Beta Common Stock basis) having voting power represented in person or by proxy and entitled to vote on the matter at the Beta Stockholders Meeting approving the Beta Share Issuance, (ii) the holders of a majority of the outstanding shares of Beta Common Stock approving the Amended and Restated Beta Charter, (iii) the holders of a majority of the outstanding shares of Beta Common Stock (inclusive of the Beta Preferred Stock on an as converted into Beta Common Stock basis) approving the Amended and Restated Beta Charter and the amendment to Beta’s Certificate of Designations of Series A Convertible Preferred Stock in the form of Exhibit I (the “Beta Series A COD Amendment”), (iv) the holders of a majority of the then outstanding shares of Series A Preferred Stock approving the Beta Series A COD Amendment and the Amended and Restated Beta Charter and (v) the holders of a majority of the then outstanding shares of Series C Preferred Stock approving the Amended and Restated Beta Charter ((i)-(v) collectively, the “Beta Stockholder Approval”), to consummate the transactions contemplated hereby (including the Beta Share Issuance). The execution, delivery and performance of this Agreement by the Beta Parties and the consummation by the Beta Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of the Beta Parties and no other corporate or limited liability company proceedings on the part of the Beta Parties are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Mergers, to obtaining the Beta Stockholder Approval. This Agreement has been duly executed and delivered by the Beta Parties and, assuming the due authorization, execution and delivery by Omega, constitutes a valid and binding obligation of each of the Beta Parties, enforceable against the Beta Parties in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Board of Directors of Beta (the “Beta Board”), the Board of Directors of Merger Sub Inc. and the Board of Managers of Merger Sub LLC have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby (including the Beta Share Issuance) and, subject to Section 5.2, the Beta Board has resolved to recommend that Beta’s stockholders approve the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment. The Beta Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of Beta necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The Merger Sub Equityholder Approval is the only vote or consent of the holders of any class or series of capital stock of Merger Sub Inc. or Merger Sub LLC necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby.

Section 4.4           No Conflict; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement by the Beta Parties, and the consummation by the Beta Parties of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Beta Charter or the Beta Bylaws or the equivalent organizational documents of any of Beta’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Beta or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Beta or any of its Subsidiaries is a party or by which Beta or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.

(b)          The execution, delivery and performance of this Agreement by the Beta Parties, and the consummation by the Beta Parties of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of the NASDAQ Global Market, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger, the Amended and Restated Beta Charter and the Beta Series A COD Amendment as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.

Section 4.5           SEC Reports; Financial Statements.

(a)          Beta has filed or otherwise transmitted on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2016 (all such forms, reports, statements, certificates and other documents filed since January 1, 2016 and prior to the date hereof, collectively, the “Beta SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Beta SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Beta SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff and, to the knowledge of Beta, none of the Beta SEC Documents is the subject of ongoing SEC review. Since January 1, 2016, Beta has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market.

(b)          The audited consolidated financial statements of Beta (including any related notes thereto) included in Beta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Beta and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of Beta (including any related notes thereto) included in Beta’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2017 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Beta and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments). True and complete copies of the audited consolidated balance sheet of Beta as at December 31, 2018, and the related audited consolidated statements of operations, cash flows and shareholder’s equity of Beta, together with all related notes and schedules thereto, accompanied by the reports thereon of Beta’s independent auditors (the “2018 Beta Audited Financial Statements”) shall be delivered to Omega promptly following the execution of this Agreement and attached hereto as Section 4.5(b) of the Beta Disclosure Letter. The 2018 Beta Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Beta and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(c)          Beta maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) in compliance with the Exchange Act which are reasonably designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by Beta in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such information that is required to be disclosed is accumulated and communicated to the management of Beta, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer of Beta and the chief financial officer of Beta to make the certifications required under the Exchange Act with respect to such reports. Beta maintains internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) in compliance with the Exchange Act which are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Beta’s properties or assets that would reasonably be expected to have a material effect on its financial statements. Since January 1, 2017, neither Beta nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding (i) significant deficiencies in the accounting or auditing practices, procedures, methodologies or methods of Beta or any of its Subsidiaries or their respective internal accounting controls, (ii) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting utilized by Beta, or (iii) any accounting fraud that involves the management or other employees of Beta or any of its Subsidiaries.

(d)          SOX Compliance. Since January 1, 2017, (i) Beta has been in compliance in all material respects with the applicable provisions of SOX; and (ii) each of the chief executive officer of Beta and the chief financial officer of Beta (or each former chief executive officer of Beta and each former chief financial officer of Beta, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 and Section 906 of SOX with respect to the Beta SEC Documents, and the statements contained in such certifications are true, correct and complete. Neither Beta nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

Section 4.6           No Undisclosed Liabilities. Neither Beta nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Beta and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in Beta’s consolidated balance sheet as of December 31, 2018 (or the notes thereto) included in Beta SEC Documents, (b) incurred in the ordinary course of business since December 31, 2018, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.

Section 4.7           Certain Information. None of the information supplied or to be supplied by Beta, Merger Sub Inc. and Merger Sub LLC for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Beta and at the time of the Beta Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Beta, Merger Sub Inc. and Merger Sub LLC make no representation or warranty with respect to any information supplied by Omega or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.8           Absence of Certain Changes or Events. Since December 31, 2018 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the businesses of Beta and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had a Beta Material Adverse Effect and (c) neither Beta nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(c) if taken following the date hereof and prior to the First Merger Effective Time.

Section 4.9           Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Beta, threatened against Beta or any of its Subsidiaries or any of their respective properties or, as of the date of this Agreement, any of their present or former officers or directors (in their respective capacities as such), by or before any Governmental Entity and (b) neither Beta nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.10         Compliance with Laws. Beta and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where non-compliance would not, individually or in aggregate, reasonably be expected to have a Beta Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 4.13), Beta and its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect. All Permits are in full force and effect and are not subject to any pending or, to the knowledge of Beta, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any material respect, except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect.

Section 4.11         Benefit Plans.

(a)          Beta has provided to Omega a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all material stock purchase, form of stock option awards, equity or equity-based compensation plans, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, maintained or contributed to by Beta or its Subsidiaries or with respect to which Beta or its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Beta Plans.” With respect to each Beta Plan, Beta has furnished or made available to Omega a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, if applicable, (iii) any summary plan description and other equivalent written communications by Beta or its Subsidiaries to their employees concerning the extent of the benefits provided under a Beta Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)          With respect to the Beta Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 4.11 would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect:

(i)          each Beta Plan has been established, administered and maintained, in form and operation, in accordance with its terms and in compliance with all applicable Laws, including the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Beta Plan, and all contributions required to be made under the terms of any Beta Plan have been timely made;

(ii)         each Beta Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter or prototype opinion letter from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Beta Plan;

(iii)        there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Beta, threatened, relating to the Beta Plans, any fiduciaries thereof with respect to their duties to the Beta Plans or the assets of any of the trusts under any of the Beta Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv)        no Beta Plan is, nor does Beta or its Subsidiaries have any liability with respect to a plan that is, subject to Title IV of ERISA or subject to Section 412 of the Code;

(v)         no Beta Plan is, nor does Beta or its Subsidiaries have any liability with respect to a plan that is, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA);

(vi)        Beta and its Subsidiaries do not maintain any Beta Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Sections 4980B(b) and 4980H of the Code, and Beta and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(vii)       none of the Beta Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby;

(viii)      except as provided on Section 4.11(b)(viii) of the Beta Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will result in any payment, amount, or benefit or provision of any payment, amount or benefit (including property or the accelerating of vesting) that would constitute separately or in the aggregate, “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due.

(ix)         neither Beta nor any of its Subsidiaries have any obligation to gross-up or reimburse any individual for any Taxes under Section 4999 or 409A of the Code;

(x)          each Beta Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder; and

(xi)         neither Beta nor any of its Subsidiaries has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law.

Section 4.12         Labor Matters. Neither Beta nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of Beta, threat thereof, by or with respect to any employees of Beta or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect. To the knowledge of Beta, there are no labor organizational or decertification activities underway or threatened by, on behalf of or against any labor organization with respect to employees of Beta or any of its Subsidiaries, and no such activities have occurred within the past three (3) years. Beta and its Subsidiaries have complied with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, harassment, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not have a Beta Material Adverse Effect. Except as would not result in material liability for Beta: (i) each individual who is providing or within the past three (3) years has provided services to Beta or any of its Subsidiaries and is or was classified and treated as an independent contractor or other non-employee service provider is and was properly classified as such for applicable purposes; and (ii) Beta has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees, and other compensation that has come due and payable to its employees and other workers under applicable law, contract or policy.

Section 4.13         Environmental Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect and except as set forth in the environmental assessments previously made available to Omega: (i) Beta and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of Beta, there are no Materials of Environmental Concern at any property owned or operated by Beta or any of its Subsidiaries, except under circumstances that would not result in liability of Beta or any of its Subsidiaries under any applicable Environmental Law; (iii) neither Beta nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been fully resolved without future obligation with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither Beta nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of Beta, no such matter has been threatened in writing; and (v) neither Beta nor any of its Subsidiaries has any material liability under any Environmental Law with respect to any manufacture, distribution, disposal or release of, contamination by, or exposure of any Person to, any Materials of Environmental Concern.

(b)          Beta and each of its Subsidiaries has furnished to Omega all material environmental audits, assessments, and documents materially bearing on environmental, health or safety liabilities in each case relating to their past or current properties, facilities or operations which are in their possession or reasonable control.

Section 4.14         Taxes.

(a)          Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect:

(i)          all federal income and other Tax Returns required by applicable Law to be filed by or on behalf of Beta or any of its Subsidiaries have been prepared and timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were true and complete in all material respects;

(ii)         neither Beta nor any of its Subsidiaries is delinquent in the payment of any material Tax and all Taxes due and payable by Beta or any of its Subsidiaries have been duly and timely paid in full;

(iii)        each of Beta and its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party;

(iv)        no Liens for Taxes exist with respect to any assets or properties of Beta or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;

(v)         Beta’s balance sheet at December 31, 2018 accrues all liabilities for Taxes with respect to all periods through such date to the extent required under GAAP, and none of Beta or its Subsidiaries has incurred any liabilities for material Taxes since such date, other than in the ordinary course of business;

(vi)        there are no Actions now pending, or threatened in writing against or with respect to Beta or any of its Subsidiaries (including a notice of deficiency or proposed judgment) with respect to any material Tax;

(vii)       neither Beta nor any of its Subsidiaries has requested or received an extension or waiver of the limitation period granted to them with respect to any Tax or Tax Return to the extent such request for such an extension or waiver (or receipt of such an extension or waiver) remains outstanding (other than as a result of an ordinary course extension of time to file a Tax Return);

(viii)      no Governmental Entity has made a claim (that remains outstanding) that Beta or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where such Person does not currently file Tax Returns;

(ix)         neither Beta nor any of its Subsidiaries has any liability for the Taxes of any person (other than Taxes of Beta or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), (B) as a transferee or successor or (C) by Contract (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);

(x)          within the past three (3) years, neither Beta nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law);

(xi)         neither Beta nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Beta is the common parent or (B) is or has been a United States of America real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code; and

(xii)        neither Beta nor any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-U.S. Tax Law).

(b)          Neither Beta nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15         Contracts.

(a)          Section 4.15(a) of the Beta Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Beta Plans, to which Beta or any of its Subsidiaries is a party or by which Beta or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)          any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)         any Contract for the employment of any employee of Beta or any of its Subsidiaries on a full-time or consulting basis which provides for annual payments in excess of $400,000, which is not terminable on ninety (90) days’ notice or less without liability for any penalty or severance payment;

(iii)        any Contract that materially limits the ability of Beta or any of its Subsidiaries to compete or provide services in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing;

(iv)        any Contract that is be required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(v)         any Contract or series of related Contracts relating to indebtedness for borrowed money in excess of $1,000,000;

(vi)        any Contract reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent preferential pricing terms or similar obligations to which Beta or any of its Subsidiaries is subject;

(vii)       any Contract involving (A) one of Beta’s top ten suppliers, as measured by expenditures or payables made during the twelve (12) months ending on December 31, 2018, or (B) one of Beta’s top ten Payors, as measured by revenues or receipts received during the twelve (12) months ending on December 31, 2018;

(viii)      any Contract with a pharmacy services administrative organization or a group purchasing organization;

(ix)         any purchase, sale or supply Contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements or promotional requirements reasonably expected to result in payments in excess of $1,000,000 in any twelve (12) month period after the Closing Date;

(x)          any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Beta or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case, in excess of $1,000,000);

(xi)         any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Beta or any of its Subsidiaries with any other Person involving a potential combined commitment or payment by Beta and any of its Subsidiaries in excess of $1,000,000 annually;

(xii)        any Contract that is a settlement or similar agreement that imposes material obligations on Beta or any of its Subsidiaries after the date of this Agreement;

(xiii)       any Contract for the acquisition or disposition of any business, a material amount of stock or assets or any other Person (whether by merger, sale of stock, sale of assets or otherwise), in each case, involving amounts in excess of $1,000,000; or

(xiv)      any Contract to which any of Beta’s or Beta’s Subsidiaries’ directors or officers is a party (other than Beta Plans or any award agreements thereunder or employment agreements entered into between such individuals and Beta or its Subsidiaries in the ordinary course of business).

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Beta Material Adverse Effect, (i) all Contracts set forth or required to be set forth in 4.15(a) of the Beta Disclosure Letter (the “Beta Material Contracts”) are valid, binding and in full force and effect and are enforceable by Beta or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) Beta, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Beta Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the knowledge of Beta, no other party to any Beta Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2018, neither Beta nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Beta Material Contract, and (iv) neither Beta nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Beta Material Contract.

Section 4.16         Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, (a) all material insurance policies of Beta and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither Beta nor any of its Subsidiaries is in breach or default, and neither Beta nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 4.17         Properties. Except as would not, individually or in the aggregate, have a Beta Material Adverse Effect, Beta or a Subsidiary of Beta owns and has good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties (the “Leased Real Property”) necessary to conduct their respective businesses as currently conducted, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. No representation is made under this Section 4.17 with respect to any intellectual property or intellectual property rights, which are the subject of Section 4.18. Except as set forth on Section 4.17 of the Beta Disclosure Letter or except as would not, individually or in the aggregate, have a Beta Material Adverse Effect, (i) each lease with respect to the Leased Real Property (each, a “Lease”) is legal, valid, binding, enforceable and in full force and effect, (ii) Beta’s or a Subsidiary of Beta’s possession and quiet enjoyment of the leased real property under such Lease has not been disturbed, and to Beta’s knowledge, there are no disputes with respect to each such Lease; and (iii) neither Beta, a Subsidiary of Beta nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

Section 4.18         Intellectual Property.

(a)          Section 4.18(a) of the Beta Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by Beta or any of its Subsidiaries on the date hereof and that are material to the businesses of Beta and its Subsidiaries, taken as a whole (collectively, “Beta Registered IP”). No Beta Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Beta, no such action is or has been threatened with respect to any Beta Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, all Beta Registered IP is solely and exclusively owned by Beta or one of its Subsidiaries free and clear of all Liens. The Beta Registered IP is subsisting, and to the knowledge of Beta, valid and enforceable. Neither Beta nor any of its Subsidiaries has received any written notice or claim in the year prior to the date hereof challenging the validity or enforceability of any Beta Registered IP that remains pending or unresolved.

(b)          Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, each of Beta and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of Beta or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, (i) to the knowledge of Beta, neither Beta nor any of its Subsidiaries is infringing upon or misappropriating, and in the three (3) years prior to the date hereof, has infringed upon or misappropriated, any Intellectual Property of any third party in connection with the conduct of their respective businesses, and neither Beta nor any of its Subsidiaries has received in the three (3) years prior to the date hereof any written notice or claim asserting that any such infringement or misappropriation is occurring (including any unsolicited offers to license Intellectual Property rights of any other person), which notice or claim remains pending or unresolved, (ii) to the knowledge of Beta, no third party is misappropriating or infringing any Intellectual Property owned by Beta or any of its Subsidiaries and (iii) no Intellectual Property owned by Beta or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Beta or any of its Subsidiaries.

(d)          Except as would not, individually or in the aggregate, have a Beta Material Adverse Effect, each of Beta and its Subsidiaries owns free and clear of all Liens, or has a license to use, all Intellectual Property necessary to conduct their respective businesses as currently conducted.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, (i) the Systems are sufficient in all material respects for the current needs of Beta and its Subsidiaries, (ii) Beta and its Subsidiaries (a) use commercially reasonable measures (I) to protect the confidentiality, integrity and security of the Systems and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, (II) to ensure that all Systems are fully functional and free from any bug, virus, malware, and the like, and (b) have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for their business. Since January 1, 2018, there have been no failures, breakdowns, or continued substandard performance of any Systems that have caused the substantial disruption or interruption in or to the use of the Systems or the operation of the business of Beta or any of its Subsidiaries.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, and except with regard to healthcare matters (which are addressed in Section 4.24), Beta and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Data Security Requirements. Except as set forth on Section 4.18(f) of the Beta Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect, there have been no (and neither Beta nor any of its Subsidiaries has received any written or, to the knowledge of Beta, oral, charge, challenge, complaint, claim or demand from any person or entity (including any Governmental Entity) with respect to any) actual or alleged (a) incidents of security breaches or intrusions or unauthorized access or use of any of the Systems, trade secrets, or other confidential information of Beta or any of its Subsidiaries, or (b) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such trade secrets or other confidential information.

Section 4.19         Affiliate Transactions. Except for directors’ and employment-related Beta Material Contracts filed or incorporated by reference as an exhibit to a Beta SEC Document filed by Beta prior to the date hereof and for any intercompany agreements, no Affiliate, executive officer or director of Beta is a party to any Contract with or binding upon Beta or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by Beta or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve (12) months.

Section 4.20         Brokers. No broker, investment banker, financial advisor or other Person, other than Moelis & Company LLC and Jefferies LLC (the “Beta Brokers”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Beta or any of its Subsidiaries. Beta has previously furnished to Omega copies of the engagement Contracts (and all indemnification Contracts related to such engagement) of the Beta Brokers with respect to the transactions contemplated by this Agreement.

Section 4.21         Opinion of Financial Advisor. Moelis & Company LLC has delivered to the Beta Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio specified therein is fair from a financial point of view to Beta.

Section 4.22         Merger Sub. Merger Sub Inc. and Merger Sub LLC were formed solely for the purpose of engaging in the Mergers and the other transactions contemplated hereby, have engaged in no business and have no assets or liabilities other than in connection with the transactions contemplated by this Agreement.

Section 4.23         Tax Asset Protection Plan. Beta and the Beta Board have determined that Omega Parent is an “Exempt Person” (as defined in the Tax Asset Protection Plan between Beta and American Stock Transfer & Trust Company, LLC, dated August 11, 2016 (the “Tax Asset Protection Plan”)) such that any Rights (as defined in the Tax Asset Protection Plan) previously granted under the Tax Asset Protection Plan shall not become exercisable as a result of the transactions contemplated by this Agreement.

Section 4.24         Healthcare Compliance.

(a)          Except as set forth on Section 4.24(a) of the Beta Disclosure Letter, Beta and its Subsidiaries are and have been since January 1, 2018, (i) in compliance with all applicable Healthcare Laws, and to the knowledge of Beta, have not been subject to any Action for a violation of any applicable Healthcare Laws (except for such non-compliance and Actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Beta Material Adverse Effect) and (ii) have not received any notice from a Governmental Entity of any alleged material violation of, or any citation for material noncompliance with, any Healthcare Law (except for such alleged non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Beta Material Adverse Effect). There is no claim pending or, to the knowledge of Beta, threatened against or affecting Beta alleging any violation of any applicable Healthcare Law that would reasonably be expected to result in any current or prospective exclusion from or material limitation to participate in any Government Payment Program or result in any civil or criminal penalty. Beta has created and maintained, in all material respects, all records required under any applicable Healthcare Laws. Beta has established and maintained a corporate compliance program that addresses the material requirements of all Governmental Entities having jurisdiction over its business and operations.

(b)          Except as set forth on Section 4.24(b) of the Beta Disclosure Letter, Beta and its Subsidiaries have not received since January 1, 2018 any notice from a Government Payment Program of allegations of findings that Beta or such Subsidiary has billed such Government Payment Program in excess of amounts allowed by any Healthcare Law, other than as adjusted in the ordinary course of business or in connection with any routine audit or post-payment review by such Government Payment Program that is resolved in compliance with applicable Healthcare Laws.

(c)          Except as set forth on Section 4.24(c) of the Beta Disclosure Letter, Beta and its Subsidiaries are and have not been since January 1, 2018, a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, or other written formal or informal agreement with any Governmental Entity concerning alleged noncompliance with Healthcare Laws.

(d)          Except as set forth on Section 4.24(d) of the Beta Disclosure Letter, the data collection, access, maintenance, transmission, use, and disclosure by Beta and its Subsidiaries with respect to Protected Health Information are and have been since January 1, 2018, in compliance with HIPAA, except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Beta Material Adverse Effect.

Section 4.25         No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Omega and Omega Parent acknowledge that none of Beta, Merger Sub Inc., Merger Sub LLC or any other Person on behalf of Beta, Merger Sub Inc. or Merger Sub LLC makes any other express or implied representation or warranty with respect to Beta, Merger Sub Inc. or Merger Sub LLC or any of Beta’s Subsidiaries with respect to any other information provided to Omega or Omega Parent in connection with the transactions contemplated by this Agreement. None of Beta, Merger Sub Inc., Merger Sub LLC or any other Person will have or be subject to any liability to Omega, Omega Parent or any other Person resulting from the distribution to Omega or Omega Parent or Omega’s or Omega Parent’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Omega and/or Omega Parent in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

Article V
COVENANTS

Section 5.1           Conduct of Business.

(a)          Conduct of Business by Omega. During the period from the date of this Agreement to the First Merger Effective Time, except as consented to in writing in advance by Beta or as otherwise specifically required by this Agreement, Omega shall, and Omega shall cause each of Omega’s Subsidiaries to, use reasonable best efforts to carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Merger Effective Time, except as set forth in Section 5.1(a) of the Omega Disclosure Letter or as specifically required by this Agreement, Omega shall not, and Omega shall not permit any of its Subsidiaries, without Beta’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(i)          amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii)         issue, deliver, sell, pledge, dispose of or encumber any, or grant to any Person any right to acquire, (1) shares of capital stock or other voting securities, (2) securities convertible into or exchangeable for shares of capital stock or voting securities or (3) options or other rights to acquire voting securities or securities convertible into or exchangeable for capital stock or voting securities;

(iii)        declare, accrue, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Omega to Omega or to other Subsidiaries);

(iv)        adjust, split, reclassify, combine, redeem, repurchase or otherwise acquire any shares of capital stock, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)         (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $15,000,000 in the aggregate (except for any transaction that would reasonably be expected to (i) impose any delay in or increase the risk of not obtaining, any authorization, consent, approval or order of a Governmental Entity necessary to consummate the Mergers or (ii) increase the risk of any Governmental Entity requiring any Remedial Action, each of which shall be subject to Beta’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed)), other than purchase of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $500,000 individually or $2,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(vi)        other than in the ordinary course of business consistent with past practice, exclusively license, abandon or allow to lapse or expire any Intellectual Property that is material to the business of Omega or any of its Subsidiaries;

(vii)       other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any Omega Material Contract;

(viii)      incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 5.1(a)(vii) of the Omega Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 individually or $5,000,000 in the aggregate, or fail to make or materially delay any capital expenditures contemplated by the capital expenditure budget set forth in Section 5.1(a)(viii);

(ix)         (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of Omega), (B) incur any Indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by Omega on behalf of its Subsidiaries), in each case, (1) in excess of $1,000,000 individually or $5,000,000 in the aggregate (excluding draws on existing revolving credit facilities of Omega or any of its Subsidiaries) or (2) other than interest and fees on existing Indebtedness in the ordinary course of business consistent with past practice and Indebtedness under the Debt Financing in accordance with the terms of the Debt Commitment Letters or any Alternative Financing in accordance with the New Financing Commitment;

(x)          except to the extent required by applicable Law (including Section 409A of the Code), for any arrangement in effect as of the date hereof or as contemplated by Section 5.8, (A) increase the compensation or benefits of any director, officer, employee or independent contractor of Omega, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or any employee, officer, director or independent contractor of Omega, (C) accelerate the vesting of, or the lapsing of restrictions with respect to any compensation or benefit under any Omega Plan or other Contract, (D) grant any severance, change in control or termination pay to any current or former director, officer, employee or independent contractor of Omega or (E) grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards);

(xi)         effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(xii)        enter into, modify, or terminate any collective bargaining agreement or any other contract or agreement with any labor organization or other collective bargaining representative;

(xiii)       implement or adopt any material change in its methods of accounting or cash management practices, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiv)      initiate, compromise, settle or propose or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $500,000 individually or $1,000,000 in the aggregate or (B) consistent with the reserves reflected in Omega’s balance sheet at December 31, 2018;

(xv)       accelerate the collection of or discounting of accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of supplies or delay capital expenditures, repairs or maintenance, in each case, except in the ordinary course of business;

(xvi)      make, change or rescind any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, in each case, relating to a material amount of Tax, settle or compromise any claim relating to a material amount of Taxes, file any material amended Tax Return, surrender any claim for a refund of a material amount of Taxes or file any material Tax Return other than one prepared in accordance with past practice; or

(xvii)     authorize, commit, resolve or agree to take any of the actions described in Sections 5.1(a)(i) through 5.1(a)(xvi).

(b)          Conduct of Business by Omega Parent. During the period from the date of this Agreement to the First Merger Effective Time, except as consented to in writing in advance by Beta or as otherwise specifically required by this Agreement, Omega Parent shall not, directly or indirectly, (i) transfer, assign, sell, pledge, dispose of or encumber any shares of the Omega Common Stock or enter into any agreement or other arrangement relating thereto, (ii) grant to any Person any right to acquire any shares of the Omega Common Stock, (iii) grant any proxies or powers of attorney with respect to any shares of Omega Common Stock or (iv) deposit any shares of Omega Common Stock into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any shares of Omega Common Stock.

(c)          Conduct of Business by Beta. During the period from the date of this Agreement to the First Merger Effective Time, except as consented to in writing in advance by Omega or as otherwise specifically required by this Agreement, Beta shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the First Merger Effective Time, except as set forth in Section 5.1(c) of the Beta Disclosure Letter or as specifically required by this Agreement, Beta shall not, and shall not permit any of its Subsidiaries, without Omega’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

(i)          amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii)         issue, deliver, sell, pledge, dispose of or encumber any, or grant to any Person any right to acquire, (1) shares of capital stock or other voting securities, (2) securities convertible into or exchangeable for shares of capital stock or voting securities or (3) options or other rights to acquire voting securities or securities convertible into or exchangeable for capital stock or voting securities;

(iii)        declare, accrue, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of Beta to Beta or to other Subsidiaries);

(iv)        adjust, split, reclassify, combine, redeem, convert, repurchase or otherwise acquire any shares of capital stock, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)         (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $500,000 individually or $2,000,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value in excess of $500,000 individually or $2,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(vi)        other than in the ordinary course of business consistent with past practice, exclusively license, abandon or allow to lapse or expire any Intellectual Property that is material to the business of Beta or any of its Subsidiaries;

(vii)       other than in the ordinary course of business consistent with past practice, enter into, materially amend or terminate any Beta Material Contract;

(viii)      incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those contemplated by the capital expenditure budget set forth in Section 5.1(c)(viii) of the Beta Disclosure Letter and (B) any unbudgeted capital expenditures not to exceed $1,000,000 individually or $2,000,000 in the aggregate or fail to make or materially delay any capital expenditures contemplated by the capital expenditure budget set forth in Section 5.1(c)(viii) of the Beta Disclosure Letter;

(ix)         (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of Beta), (B) incur any Indebtedness or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by Beta on behalf of its Subsidiaries), in each case, (1) (x) prior to August 1, 2019, in excess of $8,000,000 in the aggregate and (y) in the event that the Closing has not occurred prior to August 1, 2019, in excess of $13,000,000 in the aggregate or (2) other than interest and fees on existing Indebtedness in the ordinary course of business consistent with past practice;

(x)          except to the extent required by applicable Law (including Section 409A of the Code), any arrangement in effect as of the date hereof or as contemplated by Section 5.8, (A) increase the compensation or benefits of any director, officer, employee or independent contractor of Beta, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees, officers, directors or independent contractors of Beta, (C) accelerate the vesting of, or the lapsing of restrictions with respect to any compensation or benefit under any Beta Plan or other Contract, (D) grant any severance, gross-up, change in control or termination pay to any current or former director, officer, employee or independent contractor of Beta or (E) grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards);

(xi)         effectuate a “plant closing,” “mass layoff” (each as defined in the WARN Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(xii)        enter into, modify, or terminate any collective bargaining agreement or any other contract or agreement with any labor organization or other collective bargaining representative;

(xiii)       implement or adopt any material change in its methods of accounting or cash management practices, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiv)      initiate, compromise, settle or propose or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages (A) not in excess of $500,000 individually or $1,000,000 in the aggregate or (B) consistent with the reserves reflected in Beta’s balance sheet at December 31, 2018;

(xv)       amend or waive any rights or obligations under any agreement related to any Beta Options, Beta Common Stock, Beta RSUs, Series A Preferred Stock, Series C Preferred Stock or Beta Warrants;

(xvi)      accelerate the collection of or discounting of accounts receivable, delay the payment of accounts payable or accrued expenses, delay the purchase of supplies or delay capital expenditures, repairs or maintenance, in each case, except in the ordinary course of business;

(xvii)     enter into any agreement or transaction with any Person covered by Item 404 of Regulation S-K of the Exchange Act with respect to Beta;

(xviii)     make, change or rescind any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, in each case, relating to a material amount of Tax, settle or compromise any claim relating to a material amount of Taxes, file any material amended Tax Return, surrender any claim for a refund of a material amount of Taxes or file any material Tax Return other than one prepared in accordance with past practice; or

(xix)       authorize, commit, resolve or agree to take any of the actions described in Sections 5.1(c)(i) through 5.1(c)(xviii).

(d)          Prior to the First Merger Effective Time, Beta shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Preferred Repurchase Agreement or the Warrant Amendment without the prior written consent of Omega. Beta shall comply with and enforce the terms and conditions of the Preferred Repurchase Agreement in accordance with the terms of the Preferred Repurchase Agreement. Beta shall not rescind or modify its determination that Omega Parent is an “Exempt Person” under the Tax Asset Protection Plan. Beta will not permit any rights under the Tax Asset Protection Plan to be triggered prior to the First Merger Effective Time. Effective as of the First Merger Effective Time, Beta will terminate the Tax Asset Protection Plan (unless the Tax Asset Protection Plan has expired in accordance with its terms).

(e)          Promptly, and in any event within one (1) day following the date hereof, Beta will deliver the 2018 Beta Audited Financial Statements to Omega.

(f)          Nothing contained in this Agreement shall give (i) Omega, directly or indirectly, the right to control or direct Beta or the operations of any of its Subsidiaries prior to the First Merger Effective Time, or (ii) Beta, directly or indirectly, the right to control or direct Omega or the operations of any of its Subsidiaries prior to the First Merger Effective Time. Prior to the First Merger Effective Time, (i) Beta shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations and (ii) Omega shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2           No Solicitation; Recommendation of the Mergers.

(a)          Except as expressly permitted by this Section 5.2, none of Omega, Omega Parent or Beta shall, and Omega shall cause each of Omega’s Subsidiaries and Beta shall cause each of its Subsidiaries not to, and shall instruct and cause its and their respective Representatives not to, directly or indirectly, (i) solicit, propose, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Omega, Omega Parent, Beta or their respective Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (iii) enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) relating to any Acquisition Proposal (other than a confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (provided, that no such confidentiality agreement shall be required to include “standstill” provisions) (any agreement satisfying such criteria being an “Acceptable Confidentiality Agreement”) pursuant to this Section 5.2(a)), (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Law (other than to the extent the Beta Board or the Omega Board, as applicable, determines in good faith (after consultation with outside counsel) that failure to take any of such actions under clause (iv) would reasonably be expected (after consultation with outside legal counsel) to be inconsistent with its fiduciary duties under applicable Law) or (v) agree, approve, recommend or propose to do any of the foregoing. Each of Beta and Omega shall, and shall cause each of their respective Subsidiaries to, and Omega Parent shall and each of Beta, Omega and Omega Parent shall use reasonable best efforts to cause their Representatives to, (A) immediately cease and cause to be terminated all existing negotiations with any Person and its Representatives (other than Omega, Omega Parent, Beta or any of their Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 5.2(a)) to which Beta or Omega, as applicable, or any of their Subsidiaries is a party or of which Beta or Omega, as applicable, or any of their Subsidiaries is a beneficiary with regard to any Acquisition Proposal, and (C) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data previously furnished to any such Person and its Representatives with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Beta Stockholder Approval, (1) Beta receives a bona fide written Acquisition Proposal that was not the result of a violation of this Section 5.2(a) and (2) the Beta Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and determines in good faith (after consultation with outside legal counsel) that its failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then such party may (and may authorize its Subsidiaries and its Representatives to) (x) furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (i) any non-public information or data provided to any such Person given such access shall have previously been provided to the other party or shall be provided (to the extent permitted by applicable Law) to the other party prior to or substantially concurrently with the time it is provided to such Person and (ii) no non-public information or data with respect to the other party shall be provided to any such Person, and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(b)          Except as provided in Section 5.2(c), the Beta Board shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to Omega or Omega Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Omega or Omega Parent) the Beta Board Recommendation or the determination of the advisability to its stockholders of the Mergers, the Beta Share Issuance, the approval of the Amended and Restated Beta Charter and the Beta Series A COD Amendment and the other transactions contemplated hereby, as applicable, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the Beta Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days after it is announced or (v) fail, within five (5) Business Days of a request by the other party following the public announcement of an Acquisition Proposal (other than an Acquisition Proposal that would be subject to clause (iv)), to reaffirm the Beta Board Recommendation, as applicable (each such action set forth in this Section 5.2(b) being referred to herein as an “Adverse Recommendation Change”).

(c)          Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Beta Stockholder Approval and following compliance with this Section 5.2(c), the Beta Board may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, make an Adverse Recommendation Change (1) in connection with a Superior Proposal or (2) in response to an event, occurrence, development or state of facts or circumstances occurring after the date hereof that was neither known to, or reasonably foreseeable by, the Beta Board prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal; provided, that prior to effecting an Adverse Recommendation Change, (i) Beta shall notify Omega Parent and Omega in writing, at least five (5) Business Days prior to effecting such Adverse Recommendation Change (the “Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice shall specify in reasonable detail the basis for the Adverse Recommendation Change and, if such Adverse Recommendation Change is based upon receipt of a Superior Proposal, shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements between such party and the party making such Superior Proposal and any other material documents or agreements that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by such party of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, Beta shall negotiate with Omega Parent and Omega in good faith (to the extent Omega Parent and Omega wish to negotiate) to make such adjustments to the terms and conditions of this Agreement such that failure to make an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable Law, and (iii) the Beta Board shall determine, after the close of business on the last day of the Notice Period, in good faith (after consultation with outside counsel and after giving effect to any adjustments proposed by the other party in writing during the Notice Period) that failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the fiduciary duties of the Beta Board under applicable Law; provided, however, that in the event of any material change to the material terms of such Superior Proposal, Beta shall, in each case, have delivered to Omega Parent and Omega an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for three (3) Business Days instead of five (5) Business Days).

(d)          Beta or Omega, as applicable, shall promptly (and in any event, within twenty-four (24) hours) notify the other party after it or any of its Subsidiaries or any of their respective Representatives has received any Acquisition Proposal or inquiry, proposal or offer to enter into or seeking to have discussions or negotiations relating to a possible Acquisition Proposal. Such notice to the other party shall indicate the identity of the Person making and include the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer (including a complete copy thereof if in writing and any related documents or correspondence). Following the date hereof, each party shall keep the other party reasonably informed orally and in writing on a current basis (and in any event, no later than one (1) Business Day) of any material developments, discussions or negotiations regarding any Acquisition Proposal including providing a copy of all material documentation (including drafts) or material correspondence with respect thereto and upon the request of such other party shall apprise the other party of the status and details of such Acquisition Proposal. Each party agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits such party from providing any information to the other party in accordance with, or from otherwise complying with the terms of, this Section 5.2.

(e)          Nothing contained in this Section 5.2 shall prohibit Beta or the Beta Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Beta if, in the good faith judgment of the Beta Board (after consultation with outside counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Any disclosures referred to in clauses (i) and (ii) above shall not be deemed to constitute an Adverse Recommendation Change so long as such disclosure (A) includes the Beta Board Recommendation without any modification or qualification thereof or continues the prior recommendation of the Beta Board and (B) does not contain an express Adverse Recommendation Change; provided, that in no event shall this Section 5.2(e) affect either party’s obligations specified in Section 5.2(b).

(f)          For purposes of this Agreement:

(i)          “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of Beta and its Subsidiaries or Omega and its Subsidiaries, as applicable, that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on fair market value) of Beta and its Subsidiaries or Omega and its Subsidiaries, respectively, taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, other equity security or voting power of Beta or Omega (or any resulting parent company of Beta or Omega), in each case other than the transactions contemplated by this Agreement.

(ii)         “Superior Proposal” means any bona fide written unsolicited Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, all relevant the terms and conditions of such Acquisition Proposal, any changes to the terms of this Agreement offered by Omega Parent and Omega in response to such Acquisition Proposal, the anticipated timing, conditions and ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (including whether such Person is reasonably likely to have adequate sources of financing or adequate funds to consummate such Acquisition Proposal), that (A) if consummated, would be more favorable to the stockholders of Beta or stockholders of Omega, as applicable, from a financial point of view than the Mergers and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by the other party in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

Section 5.3           Preparation of Proxy Statement; Stockholders’ Meeting.

(a)          As promptly as practicable after the date of this Agreement, but in no event later than ten (10) days after the date Omega has provided the Pro Forma Financial Information in a form reasonably satisfactory to Beta, Beta shall (i) prepare (with Omega’s reasonable cooperation) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement” ) to be sent to the stockholders of Beta relating to the special meeting of Beta’s stockholders (the “Beta Stockholders Meeting”) to be held to consider the approval of the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment and (ii) in consultation with Omega, set a preliminary record date for the Beta Stockholders Meeting and commence a broker search pursuant to Section 14a 13 of the Exchange Act in connection therewith. As soon as reasonably practical after the date hereof (but in no event later than May 31, 2019 and, solely with respect to the financial statements set forth in clause (ii) of the definition of Pro Forma Financial Information below, if Beta has provided to Omega the Required Bank Information and, if the unaudited consolidated financial statements of either party are required to be included in the Proxy Statement, the Q1 Beta Trial Balance), Omega shall prepare and deliver to Beta (i) the audited consolidated balance sheet of Omega III and its Subsidiaries as at December 31, 2018, and the related audited consolidated statements of operations, cash flows and shareholder’s equity of Omega and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of Omega’s independent auditors and (ii) unaudited pro forma financial statements for the Surviving Company including footnotes and management discussion and analysis sections, in the case of each of clauses (i) and (ii), that are complaint with applicable Laws for inclusion in the Proxy Statement (clauses (i) and (ii) together, the “Pro Forma Financial Information”); provided, that Beta shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide to Omega such cooperation and documents as may be reasonably requested by Omega in connection with the preparation of the financial statements set forth in clause (ii) of the definition of Pro Forma Financial Information. Without limiting the foregoing, prior to the Closing, Omega shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide to Beta such cooperation and documents as may be reasonably requested by Beta in connection with the preparation of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by Omega or Beta, as applicable, without providing the other a reasonable opportunity to review and comment thereon. If at any time prior to the First Merger Effective Time any information relating to Beta or Omega, or any of their respective Affiliates, officers or directors, should be discovered by Beta or Omega that should be set forth in an amendment or supplement to any of the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Beta. Beta shall use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after the receipt thereof.

(b)          As promptly as practicable after (x) the 10-day waiting period under Rule 14a-6(a) under the Exchange Act and (y) the date on which the SEC confirms that it has no further comments on the Proxy Statement, Beta shall duly call, give notice of, convene and hold the Beta Stockholders Meeting solely for the purpose of obtaining the Beta Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Beta Stockholders Meeting shall in any event be no later than the twenty-first (21st) Business Day after (i) the tenth (10th) day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed Beta that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth (10th) day after the preliminary Proxy Statement therefor has been filed with the SEC, informed Beta that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). Beta may postpone or adjourn the Beta Stockholders Meeting solely (i) with the consent of Omega; (ii) (A) due to the absence of a quorum or (B) if Beta has not received proxies representing a sufficient number of shares of Beta Common Stock for the Beta Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Beta Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Beta’s stockholders prior to the Beta Stockholders Meeting. Without the prior written consent of Omega, the Beta Stockholder Meeting will not be postponed or adjourned by more than ten (10) days at a time. In no event will the record date of the Beta Stockholder Meeting be changed without Omega’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law. Notwithstanding the foregoing, Beta shall, at the request of Omega, to the extent permitted by Law, adjourn the Beta Stockholders Meeting to a date specified by Omega for the absence of a quorum or if Beta has not received proxies representing a sufficient number of shares of Beta Common Stock for the Beta Stockholder Approval. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), Beta, through the Beta Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) use its reasonable best efforts to solicit proxies to obtain the Beta Stockholder Approval.

Section 5.4           Access to Information; Confidentiality.

(a)          Omega shall, and shall cause each of its Subsidiaries to, afford to Beta, Merger Sub Inc., Merger Sub LLC and their respective Representatives reasonable access during normal business hours, during the period prior to the First Merger Effective Time or the termination of this Agreement in accordance with its terms, to such books, records, information, properties and personnel regarding Omega and its Subsidiaries as shall be reasonably requested by Beta, Merger Sub Inc. and Merger Sub LLC; provided, however, that the foregoing shall not require Omega to disclose any information to the extent such disclosure would contravene applicable Law or result in loss of legal protection, including attorney-client privilege (provided, that Omega shall use its reasonable best efforts to provide as much information as is reasonably practicable in light of such concerns or in such a manner as to not lose such legal protection).

(b)          Beta shall, and shall cause each of its Subsidiaries to, afford to Omega and its Representatives and the Debt Financing Sources reasonable access during normal business hours, during the period prior to the First Merger Effective Time or the termination of this Agreement in accordance with its terms, to such books, records, information, properties and personnel regarding Beta and its Subsidiaries as shall be reasonably requested by Omega; provided, however, that the foregoing shall not require Beta to disclose any information to the extent such disclosure would contravene applicable Law or result in loss of legal protection, including attorney-client privilege (provided, that Beta shall use its reasonable best efforts to provide as much information as is reasonably practicable in light of such concerns or in such a manner as to not lose such legal protection).

(c)          All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between BioScrip Infusion Services, Inc. and Option Care Enterprises, Inc. dated as of September 6, 2018 (the “Confidentiality Agreement”).

Section 5.5           Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of Beta and Omega agree to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Beta Material Contract or Omega Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither Omega nor any of its Subsidiaries, on the one hand, nor Beta nor any of its Subsidiaries, on the other hand, shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Beta, on the one hand, or Omega, on the other hand, (except for any standard fees required in connection with licensing or registrations applications or other filings required to effectuate the Mergers and the other transactions contemplated by this Agreement). Without limiting the generality of the foregoing, Beta and Omega shall, promptly and in any event within ten (10) Business Days following the date hereof, file with the United States Federal Trade Commission and the United States Department of Justice the Notification and Report Form required for the Mergers pursuant to the HSR Act, which Notification and Report Form shall request early termination. Beta and Omega shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Beta and Omega shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Beta or Omega, as the case may be, and any of their respective Subsidiaries, that appears in any filing (except for the Notification and Report Form pursuant to the HSR Act) made with, or substantive written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Beta and Omega shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, Omega and Beta shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other substantive written communications received by Omega or Beta, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b)          Subject to the following sentence of Section 5.5(b), Omega and Beta shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the Mergers and the other transactions contemplated by this Agreement by any Governmental Entity under the HSR Act, including taking all steps necessary to avoid or eliminate each and every legal impediment under the HSR Act that may be asserted by any Governmental Entity so as to enable the parties hereto to consummate the Mergers and the other transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, transfer, license, or other disposition of their Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, or business practices, and other remedies (each, a “Remedial Action”) in order to obtain such approvals and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Law in any suit or other action, arbitration, or litigation, which could otherwise have the effect of delaying beyond the Outside Date or preventing the consummation of the Mergers and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither Omega nor Beta nor any of their respective Subsidiaries or Affiliates shall be required to propose, negotiate, accept, commit to, or effect any Remedial Action, the effect of which (i) would reasonably be expected to have a material adverse effect after the Closing on the combined businesses of Beta and Omega and their Subsidiaries, taken as a whole, including the overall benefits expected, as of the date of this Agreement, to be derived by the parties from the combination of Beta and Omega via the Mergers and the transactions contemplated by this Agreement or (ii) would result in the divestiture, sale or disposition of assets, properties or businesses of Bega, Omega or any of their respective Subsidiaries representing $100,000,000 or more of revenue (calculated in accordance with GAAP) of Beta, Omega and their respective Subsidiaries in the aggregate determined as of the trailing twelve (12) month period ended December 31, 2018; provided, that in no event shall Beta or Omega or any of their respective Subsidiaries or Affiliates be required to consummate any Remedial Action until immediately prior to the Closing. In addition, Omega and Beta shall, and shall cause each of their respective Subsidiaries, as applicable, to, defend through litigation on the merits so as to enable the parties to close the Mergers and the other transactions contemplated hereby as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Entity under the HSR Act in order to avoid entry of, or to have vacated or terminated, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree that could prevent or delay beyond the Outside Date the Closing from occurring; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their other obligations under the terms of this Section 5.5. Omega and Beta shall jointly direct and control any such litigation with counsel of their own choosing. In the event of any conflict between subsections (a) and (b) of this Section 5.5, the provisions of this Section 5.5(b) shall, with respect to the matters addressed in this Section 5.5(b), supersede the provisions of subsection (a) of this Section 5.5.

(c)          Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Mergers and the other transactions contemplated by this Agreement, neither Beta nor Omega nor any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 5.6           Takeover Laws. Omega, Beta, Merger Sub Inc. and Merger Sub LLC shall use their respective best efforts to (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.7           Notification of Certain Matters; Transaction Litigation.

(a)          Omega and Beta shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or substantive communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate such that the applicable closing conditions would not be satisfied if the Closing were to be held on the date such representation or warranty became untrue or inaccurate or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b)          Omega and its Representatives shall give prompt (but no later than one (1) Business Day) notice to Beta, and Beta and its Representatives shall give prompt (but no later than one (1) Business Day) notice to Omega, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any Subsidiary of Omega or any Subsidiary of Beta, respectively, or any of their respective directors or officers that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. Beta and its Representatives shall give Omega the opportunity to participate in the defense and settlement of any Action against Beta and/or its Representatives relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Omega’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Omega and its Representatives shall give Beta the opportunity to participate in the defense and settlement of any Action against Omega and/or its Representatives relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Beta’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Omega and Beta agree to cooperate with each other with respect to the defense and settlement of any Action relating to this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 5.8           Indemnification, Exculpation and Insurance.

(a)          Beta, Merger Sub Inc. and Merger Sub LLC agree that all rights to indemnification existing in favor of the current or former directors and officers of Omega as provided in the Omega Charter or the Omega Bylaws as in effect on the date of this Agreement for acts or omissions occurring prior to the First Merger Effective Time shall be assumed and performed by the Surviving Corporation or the Surviving Company and shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b)          Prior to the First Merger Effective Time, each of Beta and Omega shall use reasonable best efforts to purchase a “tail” directors’ and officers’ liability insurance policy with coverage and amounts containing terms and conditions that are substantially equivalent to and in any event not less favorable to the insured Persons in the aggregate with respect to claims arising out of or relating to events that occurred before or at the First Merger Effective Time (including in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement) than the current policies of directors’ and officers’ liability insurance maintained by Omega or Beta, as applicable, if the cost thereof does not exceed 300% of the last annual premium paid by Omega or Beta, as applicable, for the current policies of directors’ and officers’ liability insurance maintained by Omega or Beta, as applicable, before the date of this Agreement; provided, that if Omega or Beta is unable to so acquire such a “tail” policy then Beta shall cause the Surviving Company to maintain in effect for at least six years after the First Merger Effective Time the current policies of directors’ and officers’ liability insurance maintained by Omega or Beta, as applicable, or policies with coverage and amounts containing terms and conditions that are no less advantageous to the insured Persons with respect to claims arising out of or relating to events that occurred before or at the First Merger Effective Time (including in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement) so long as Beta or the Surviving Company are not required to pay an aggregate premium in excess of 300% of the last annual premium paid by Beta for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If Omega or Beta, as applicable, is unable to obtain the “tail” policy and Beta or the Surviving Company are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then Beta shall cause the Surviving Company to instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium.

(c)          The provisions of this Section 5.8 shall survive consummation of the Mergers and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 5.9           Announcements.

(a)          Each of Beta, Merger Sub Inc. and Merger Sub LLC, on the one hand, and Omega, on the other hand, shall consult with each other before issuing and give each other a reasonable opportunity to review and comment upon any press release or other public statements or communications with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Beta, in the case of a release or communication by Omega, or Omega, in the case of a release or communication by Beta, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Beta and Omega in a form that is mutually agreed.

(b)          Each of Beta, Merger Sub Inc. and Merger Sub LLC, on the one hand, and Omega, on the other hand, shall consult with each other before, and give each other a reasonable opportunity to review and comment upon, any broad non-public statements or communications (and if such statement or communication is in person or by means of video or teleconference, give each other reasonable advanced notice and the opportunity to attend such statement or communication) with respect to this Agreement, the Mergers and the other transactions contemplated hereby, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.10         Section 16 Matters. Prior to the First Merger Effective Time, each of Beta and Omega shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Omega Common Stock (including derivative securities with respect to such Omega Common Stock) or acquisitions of Beta Common Stock (including derivative securities with respect to such Beta Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Beta to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11         Certain Tax Matters.

(a)          Each of the parties shall use its reasonable best efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) take any action (whether or not otherwise permitted under this Agreement), or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties shall consider and negotiate in good faith such amendments to this Agreement as may be reasonably required to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (it being understood that no party will be required to agree to any such amendment).

(b)          Prior to the First Merger Effective Time, Omega shall use reasonable best efforts to obtain the Omega Tax Opinion. Omega and Beta shall deliver to Kirkland & Ellis LLP, at such times as may reasonably be required by Kirkland & Ellis LLP, including the Closing Date, tax representation letters in the forms set forth in Section 5.11(b) of the Beta Disclosure Letter and Section 5.11(b) of the Omega Disclosure Letter. Each of the Beta Parties and Omega shall use its reasonable best efforts not to, and not permit any controlled Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations made in the tax representation letters described in this Section 5.11(b).

(c)          This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. The parties shall treat and report the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code for United States federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.12         Financing Matters.

(a)          Omega shall, and Omega Parent shall cause Omega to, use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters (including any flex provisions applicable thereto), including using reasonable best efforts to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters, (B) satisfy on a timely basis all conditions applicable to Omega in the Debt Commitment Letters that are within its control (or obtain the waiver of conditions applicable to Omega contained in the Debt Commitment Letters), including without limitation the timely preparation and delivery to the Debt Financing Sources of the Pro Forma Financial Information, (C) maintain in full force and effect the Debt Commitment Letters in accordance with the terms thereof and (D) draw down upon and consummate the Debt Financing contemplated by the Debt Commitment Letters at or prior to the Closing.

(b)          Omega shall keep Beta informed on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Omega shall notify Beta promptly, and in any event within two Business Days after it becomes aware thereof, (w) of any termination of the Debt Commitment Letters or any definitive agreement related to the Debt Financing, (x) of any actual or threatened breach or default by any party to, or any material dispute or disagreement among any of the parties to, the Debt Commitment Letters or definitive agreements related to the Debt Financing, (y) of the receipt by Omega of any written notice or other communication (other than negotiations of the definitive agreements with respect to the Debt Financing) from any Debt Financing Source with respect to any breach, default, termination or repudiation by any party to any Debt Commitment Letters or any definitive agreement related to the Debt Financing or (z) if for any reason Omega no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letters and the related fee letters on the terms described therein. In addition, Omega promptly will provide Beta with copies of all executed definitive agreements with respect to the Debt Financing.

(c)          Prior to the Closing, each of Omega, Omega Parent and Beta shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide to the Debt Financing Sources and each other party hereto such cooperation and documents as may be reasonably requested in connection with the Debt Financing, including using reasonable best efforts to: (i) cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business and operations of Beta, Omega, Omega Parent or any of their respective Subsidiaries (as applicable); (ii) participate in a reasonable number of management and other meetings (including customary one-on-one meetings with the lead arrangers for the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies on reasonable advance notice; (iii) execute and deliver any definitive financing documents, including any credit agreements, indentures, note purchase agreements, guarantees, pledge documents, security documents and other definitive financing documents and otherwise facilitating the pledging of, and the granting, recording and perfection of security interests in, share certificates, securities and other collateral; (iv) reasonably cooperate in the preparation of customary offering memoranda, confidential information memoranda, lenders’ presentations and similar documents and other customary marketing materials for prospective lenders and investors and materials for rating agency presentations for any Debt Financing, including providing customary authorization and representation letters to the Debt Financing Sources as contemplated by the Debt Commitment Letter; (v) reasonably cooperate in securing (x) public corporate/family ratings for the borrower under the Debt Financing and (y) public ratings for the Debt Financing contemplated by the Debt Financing, in each case, from each of Moody’s Investors Service, Inc., Fitch Group, Inc. and Standard & Poor’s Financial Services LLC; (vi) furnish to the Debt Financing Sources on a timely basis all documentation and other information required by regulatory authorities under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act; (vii) request customary accountants’ consents with respect to financial information derived from Beta’s or Omega’s (as applicable) financial statements, and use commercially reasonable efforts to provide the financial information requested by Beta’s or Omega’s accounting firm, as applicable, to enable it to comply with such request, and assisting Omega and its counsel in delivery of customary legal opinions by Omega and its counsel in connection with effectuating the Debt Financing; (viii) coordinate customary payoff letters, lien terminations and instruments of discharge or release, as applicable, to be delivered at Closing that release Beta and its Subsidiaries and their respective assets or Omega and its Subsidiaries and their respective assets, as applicable, from all indebtedness for borrowed money contemplated to be paid off at the Closing and discharge all liens and security interests with respect thereto; (ix) provide reasonable assistance to facilitate the asset-based credit facility contemplated by the Debt Commitment Letter; and (x) take such corporate actions as shall be reasonably requested to authorize and permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to finance the transactions contemplated in this Agreement (subject to any limits on the use of proceeds set forth herein); provided, that (w) such requested cooperation does not unreasonably interfere with the ongoing operations of Beta and its Subsidiaries; (x) until the occurrence of the Closing Date, none of Beta or its Subsidiaries shall have, or be required to incur, any liability or any obligation under any agreement or document related to the Debt Financing (in each case, other than with respect to the authorization letters referred to in clause (iv) above or customary representation letters delivered to its accountants), or to pay any commitment or similar fee or make any other payment or provide or agree to provide an indemnity in connection with the foregoing; (y) none of Beta or its Subsidiaries shall be required to (i) approve or enter into any agreement or binding commitment, except such agreements as become effective at or after the Closing Date (including that none of the boards of directors (or equivalent bodies) of Beta or its Subsidiaries shall be required to adopt any resolutions or take similar action approving the Debt Financing that would be effective prior to the Closing Date), excluding the authorization letters as contemplated by clause (iv) above and customary representations letters to its accountants, or (ii) deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for the Debt Financing, or (iii) deliver or cause the delivery of any financial information not customarily prepared by Beta with respect to the applicable period; and (z) no party shall be required to take any action that would reasonably be expected to result in the contravention of, or that would reasonably be expected to result in a violation of any applicable Laws or of any contracts binding on such party, its Subsidiaries or their respective property. Omega shall promptly, upon request by Beta, but no earlier than the earlier of (i) the Closing and (ii) the termination of this Agreement, reimburse Beta for all reasonable and documented out-of-pocket costs and expenses incurred by Beta or any of its Affiliates in connection with the cooperation of Beta and its Affiliates contemplated by this Section 5.12, and shall indemnify and hold harmless Beta, its Affiliates and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, and penalties incurred or suffered by them in connection with any actions taken pursuant to this Section 5.12; provided, that such indemnity shall not apply to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, or penalties result from the fraud or willful misconduct by Beta and its Affiliates or their respective directors, officers, employees and representatives. Without limiting the generality of the foregoing, each of Omega and Beta shall deliver to the Debt Financing Sources and the other parties hereto (i) its Required Bank Information by May 31, 2019 (it being agreed that any financial statements filed with the Securities and Exchange Commission and included in the Required Bank Information shall be deemed to be the delivered for purposes of this Section 5.12(c)) and (ii) the unaudited consolidated statement of operations of such party for, and the related unaudited consolidated balance sheet as of the end of, each fiscal quarter of such party (other than the fourth fiscal quarter) ended after the close of the fiscal quarter ending September 30, 2018 and at least forty-five (45) days prior to the Closing Date by no later than forty-five (45) days after the end of such fiscal quarter.

(d)          Each party (on behalf of itself and its Subsidiaries) hereby consents to and authorizes the use of (i) its Required Bank Information for the purpose of facilitating the Debt Financing and (ii) all of its and its Affiliates’ logos, trademarks and trade names used in its business (subject to such party’s quality control guidelines and approval by such party (such approval not to be unreasonably withheld, delayed or conditioned)) in connection with the Debt Financing contemplated by the Debt Commitment Letter; provided, that such logos, trademarks and trade names are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the party providing such logos, trademarks and trade names and its Subsidiaries or the reputation or goodwill of such party or any of its Subsidiaries; and subject to the prior review by, and consent of, such party (such consent not to be unreasonably withheld or delayed).

(e)          Neither Omega nor its Subsidiaries or Representatives shall (without the prior written consent of Beta) execute, deliver or perform any waiver, consent, supplement, replacement or amendment to the Debt Commitment Letters if such waiver, consent, supplement, replacement or amendment would (i) expand any conditions to, or impose new or additional conditions to, the Debt Financing, (ii) reduce the aggregate amount of the Debt Financing available on the Closing Date below an amount sufficient to consummate the transactions contemplated by this Agreement (including payment of any fees and expenses and obligations required to be paid or satisfied by Beta, Omega, the Surviving Company or any of their Subsidiaries in connection with the transactions contemplated by this Agreement and the Debt Financing), or the length of the commitment therefor, or relieve any Debt Financing Source from its funding commitment thereunder, (iii) adversely impact the ability of Omega to enforce its rights against any other parties to such Debt Commitment Letters, (iv) impose additional obligations on Beta or on Beta’s Subsidiaries or Affiliates applicable to periods prior to the Closing, or (v) otherwise reasonably be expected to (A) delay, prevent or materially impede the consummation of the Mergers or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, less likely to occur. Omega shall promptly deliver to Beta a true and complete copy of any such waiver, consent, supplement, replacement or amendment of the Debt Commitment Letters.

(f)          If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter shall be terminated for any reason (other than a breach by Beta of this Agreement), Omega shall use its reasonable best efforts to arrange alternative financing with terms and conditions not materially less favorable in the aggregate to Omega than those set forth in the Debt Commitment Letter, in an amount sufficient to consummate the transactions contemplated by this Agreement (the “Alternate Financing”) and to obtain, and, if obtained, to provide Beta with a copy of, a new financing commitment (the “New Financing Commitment”); it being understood that the provisions hereof applicable to the Debt Financing and the Debt Commitment Letter shall apply equally to such Alternate Financing and New Financing Commitment. To the extent applicable, Omega shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to arrange promptly the Alternate Financing on the terms and conditions described in any New Financing Commitment, including using reasonable best efforts to take, or cause to be taken, all actions necessary to (A) negotiate definitive agreements with respect thereto on the terms and conditions contained in the New Financing Commitment, (B) satisfy on a timely basis all conditions applicable to Omega in the New Financing Commitment that are within its control (or obtain the waiver of conditions applicable to Omega contained in the New Financing Commitment), (C) maintain in full force and effect the New Financing Commitment in accordance with the terms thereof, and (D) draw down upon and consummate the Alternate Financing contemplated by the New Financing Commitment at or prior to the Closing Date. Notwithstanding anything contained in this Section 5.12(f) or anything else in this Agreement, in no event shall the reasonable best efforts of Omega be deemed or construed to require Omega to, and Omega shall not be required to, (x) pay any fees (in the aggregate) in excess of those contemplated by the Debt Financing as of the date hereof or (y) agree to conditionality or economic terms of the Debt Financing that are less favorable in the aggregate than those contemplated by the Debt Commitment Letter or related fee letter (including any flex provisions therein) as of the date hereof.

(g)          Beta shall, as soon as reasonably practicable after Omega so requests in writing, issue, or use its reasonable best efforts to cause the Trustee (as defined below) to issue, a notice of optional redemption for some or all (which amount shall be specified in Omega’s written request) of the outstanding aggregate principal amount of Beta’s 8.875% Senior Notes due 2021 (the “Existing Notes”), to the extent permitted by and pursuant to the requisite provisions of the indenture (the “Indenture”) governing the Existing Notes, dated as of February 11, 2014, among Beta, the guarantors party thereto, and U.S. Bank National Association, as trustee (the “Trustee”); provided, that such notice of optional redemption shall be conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the Closing. Beta shall provide Omega with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. Beta agrees to assist Omega upon reasonable request in making arrangements for redemption, defeasance, satisfaction and/or discharge of the Existing Notes pursuant to the Indenture and shall timely provide the Trustee with such officers’ certificates, legal opinions and other documentation required by the Indenture or reasonably requested by the Trustee in connection therewith.

(h)          Beta shall, as soon as reasonably practicable after Omega so requests in writing, give notice to (i) the holders of its first lien notes (the “First Lien Notes”), outstanding under its first lien note purchase agreement dated June 29, 2017 (the “First Lien Note Purchase Agreement”), and (ii) the holders of its second lien notes (together with the First Lien Notes, the “Notes”), outstanding under its second lien note purchase agreement dated June 29, 2017 (together with the First Lien Note Purchase Agreement, the “Note Purchase Agreements”), in each case to the extent permitted by and pursuant to the requisite provisions of the respective Note Purchase Agreements, of its intention to repay the Notes; provided, that such notice prepayment shall be conditioned upon one or more conditions precedent, including, but not limited to, the occurrence of the Closing. Beta shall provide Omega with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such prepayment. Beta agrees to assist Omega upon reasonable request in making arrangements for prepayment of the Notes pursuant to the Note Purchase Agreements and shall timely provide the holders of the Notes with such documentation required by the Note Purchase Agreements or reasonably requested by such holders in connection therewith.

Section 5.13         Beta Bylaw Amendment. Effective as of the First Merger Effective Time, the Beta Bylaws shall be amended to (a) include a provision reflecting the requirements of Section 1.6 with respect to the Continuing Beta Directors and (b) provide that any amendment to the provision described in the immediately preceding clause (a) prior to the first anniversary of the first annual meeting of the stockholders of Beta following the Closing Date shall require a vote of at least 85% of the directors of the Beta Board at the time of any such amendment.

Section 5.14         Resignation of Directors. Unless otherwise requested by Omega, Beta shall obtain and deliver to Omega at or prior to the First Merger Effective Time the resignation of each director of Beta not identified on Section 1.6 of the Beta Disclosure Letter, effective as of the First Merger Effective Time.

Section 5.15         Omega Lockup. For the period beginning on the Closing Date and ending on the twelve (12) month anniversary of the date hereof, the holders of the shares of Beta Common Stock issued as Merger Consideration and the Escrowed Beta Shares shall not directly or indirectly, sell, transfer, exchange, assign, pledge, lend, liquidate, convey, abandon, distribute, contribute or otherwise dispose of as a direct or indirect disposition or transfer any Beta Common Stock issued as Merger Consideration or any Escrowed Beta Shares. The parties agree that the shares of Beta Common Stock when issued, will contain a legend indicating that all such shares are subject to the lockup provisions of this Section 5.15. The foregoing restriction shall not apply to transfers of Beta Common Stock issued as Merger Consideration or any Escrowed Beta Shares:

(a)          if the transferor is a natural person, by will, by intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on such transferor’s death, in each case to any member of the immediate family (as defined below) of such transferor or to a trust the beneficiaries of which are exclusively such transferor or members of such transferor’s immediate family;

(b)          if the transferor is a natural person, as a bona fide gift or gifts, including a bona fide gift or gifts to a charity or educational institution;

(c)          if the transferor is a partnership or a limited liability company, to a partner or member, as the case may be, of such transferor or any wholly-owned subsidiary of the transferor or to an Affiliate under common control with such transferor; provided, in each case that such transferee agrees in writing to abide by the provisions of this Section 5.15;

(d)          if the transferor is an individual, by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement; provided, in each case, that such transferee agrees in writing to abide by the provisions of this Section 5.15;

(e)          pursuant to a bona fide third party tender offer made to all holders of the Beta Common Stock or a merger, purchase, consolidation or other similar transaction, involving a Change of Control of Beta, that has been approved by the board of directors of Beta (and nothing in this Agreement shall prohibit the holders of Beta Common Stock issued as Merger Consideration from voting in favor of any such transaction or taking any other action in connection with such transaction); provided, that in the event any such tender offer is not completed, the Beta Common Stock issued as Merger Consideration shall remain subject to this Section 5.15;

(f)          in open market transactions pursuant to Rule 144 or in transactions pursuant to an effective registration statement, in each case, not to exceed, in the aggregate, 20% of the outstanding shares of Beta Common Stock immediately following the Closing; and

(g)          to Beta in accordance with Section 2.3.

Section 5.16         Registration Rights Agreement and Nomination Agreement. At the Closing, Beta and Omega Parent shall execute and deliver to each other the Nomination Agreement in the form attached hereto as Exhibit G and the Registration Rights Agreement in the form attached hereto as Exhibit H.

Article VI
CONDITIONS PRECEDENT

Section 6.1           Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Mergers is subject to the satisfaction at or prior to the First Merger Effective Time of the following conditions:

(a)          Stockholder Approvals. The Omega Stockholder Approval and the Beta Stockholder Approval shall have been obtained.

(b)          HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)          No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Mergers.

Section 6.2           Conditions to the Obligations of Beta, Merger Sub Inc. and Merger Sub LLC. The obligation of Beta, Merger Sub Inc. and Merger Sub LLC to effect the Mergers is also subject to the satisfaction, or waiver by Beta, at or prior to the First Merger Effective Time of the following conditions:

(a)          Representations and Warranties.

(i)          The representations and warranties of Omega and Omega Parent set forth in Section 3.2(a) (the “Omega Capitalization Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

(ii)         The representations and warranties of Omega and Omega Parent set forth in Section 3.1, Section 3.2(b)-(c), Section 3.3, Section 3.4(a)(i) and Section 3.21 (the “Omega Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(iii)        The representations and warranties of Omega and Omega Parent set forth in this Agreement (other than the Omega Capitalization Representations and the Omega Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have an Omega Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Omega Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)          Performance of Obligations of Omega. Omega and Omega Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the First Merger Effective Time.

(c)          No Omega MAE. Since the date of this Agreement there shall not have been an Omega Material Adverse Effect.

(d)          Officers’ Certificate. Beta shall have received a certificate signed by an executive officer of Omega and Omega Parent certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).

(e)          FIRPTA Certificate. In accordance with Treasury Regulations Section 1.1445-2(c)(3), Omega shall deliver to Beta a copy of a statement, issued pursuant to Treasury Regulations Section 1.897-2(h), certifying that the Omega Common Stock does not constitute a “United States real property interest” under Section 897(c) of the Code (together with the notice to the Internal Revenue Service required under Treasury Regulations Section 1.897-2(h)(2)).

Section 6.3           Conditions to the Obligations of Omega. The obligation of Omega and Omega Parent to effect the First Merger is also subject to the satisfaction, or waiver by Omega, at or prior to the First Merger Effective Time of the following conditions:

(a)          Representations and Warranties.

(i)          The representations and warranties of Beta set forth in Section 4.2(a) (the “Beta Capitalization Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

(ii)         The representations and warranties of Beta, Merger Sub Inc. and Merger Sub LLC set forth in Section 4.1, Section 4.2(b)-(e), Section 4.3, Section 4.4(a)(i) and Section 4.20 (the “Beta Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(iii)        The representations and warranties of Beta, Merger Sub Inc. and Merger Sub LLC set forth in this Agreement (other than the Beta Capitalization Representations and the Beta Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Beta Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Beta Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b)          Performance of Obligations of Beta, Merger Sub Inc. and Merger Sub LLC. Beta, Merger Sub Inc. and Merger Sub LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the First Merger Effective Time.

(c)          No Beta MAE. Since the date of this Agreement there shall not have been a Beta Material Adverse Effect.

(d)          Officers’ Certificate. Omega shall have received a certificate signed by an executive officer of Beta certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

(e)          Tax Opinion. Omega shall have received a written opinion from Kirkland & Ellis LLP, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Omega Tax Opinion”). In rendering such opinion, Kirkland & Ellis LLP shall be entitled to rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including representations set forth in the tax representation letters described in Section 5.11(b), the forms of which are set forth in Section 5.11(b) of the Beta Disclosure Letter and Section 5.11(b) of the Omega Disclosure Letter.

(f)          Regulatory Approvals. (i) Any applicable waiting period (and any extension thereof) under any agreement with a Governmental Entity set forth in Section 6.3(f) of the Omega Disclosure Letter (other than the HSR Act) not to consummate the transactions contemplated by this Agreement shall have expired or been terminated; and (ii) all consents and licenses set forth in Section 6.3(f) of the Omega Disclosure Letter shall have been obtained and shall be in full force and effect or, in the case of any consent or license the attainment of which requires delivery of a document or the taking of an action following the Closing, the parties shall have received written confirmation from an applicable Governmental Entity that such consent or license will be issued and in full force and effect promptly following the Closing subject only to the delivery of such document or the taking of such action.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1           Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Merger Effective Time, whether before or after the Beta Stockholder Approval has been obtained (with any termination by Beta also being an effective termination by Merger Sub Inc. and Merger Sub LLC):

(a)          by mutual written consent of Beta and Omega;

(b)          by either Beta or Omega:

(i)          if the Mergers shall not have been consummated on or before December 13, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to Beta if any Beta Party’s, on the one hand, or Omega if Omega’s or Omega Parent’s, on the other hand, material breach of any representation, warranty, covenant or other agreement under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii)         if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

(iii)        if the Beta Stockholder Approval shall not have been obtained at the Beta Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the Beta Share Issuance, the Amended and Restated Beta Charter and the Beta Series A COD Amendment was taken; provided, that Beta shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain such Beta Stockholder Approval is caused by any action or failure to act of Beta that constitutes a breach of this Agreement;

(c)          by Beta:

(i)          if Omega shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Omega shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the First Merger Effective Time (i) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (ii) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Omega of such breach or failure; provided, that Beta shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Beta, Merger Sub Inc. or Merger Sub LLC is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; or

(ii)         if, prior to the Beta Stockholder Approval, the Beta Board determines to enter into a definitive written agreement with respect to a Superior Proposal, but only if (x) Beta is permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.2(c), (y) Beta has not materially breached or failed to perform any of its covenants or agreements contained in Section 5.2 and (z) immediately prior to or substantially concurrently with such termination, Beta shall pay the Beta Termination Fee to Omega Parent pursuant to Section 7.3(c).

(d)          by Omega:

(i)          if Beta, Merger Sub Inc. or Merger Sub LLC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Beta, Merger Sub Inc. or Merger Sub LLC shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the First Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Beta of such breach or failure; provided, that Omega shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied;

(ii)         prior to obtaining the Beta Stockholder Approval, if Beta or the Beta Board shall have effected an Adverse Recommendation Change; or

(e)          by Beta if (i) all of the conditions set forth in Section 6.1 and Section 6.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), (ii) Omega and Omega Parent shall have failed to consummate the Closing by the date on which the Closing was required to occur in accordance with Section 1.2, (iii) Beta shall have confirmed in writing to Omega and Omega Parent at least two (2) Business Days prior to the termination of this Agreement pursuant to this Section 7.1(e) that the Beta Parties stand ready, willing and able to consummate the transactions contemplated hereby and (iv) Omega and Omega Parent shall have failed to consummate the transactions contemplated hereby within two (2) Business Days after receipt of such irrevocable confirmation by Omega.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2           Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Beta, Merger Sub Inc., Merger Sub LLC, Omega Parent or Omega, provided, that:

(a)          the Confidentiality Agreement (as amended hereby) and the provisions of Section 5.9(a) (Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VII (other than Section 8.10) shall survive the termination hereof;

(b)          Beta and Omega may have liability as provided in Section 7.3; and

(c)          no such termination shall relieve Beta, Merger Sub Inc. or Merger Sub LLC from any liability or damages resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case Omega and Omega Parent shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3           Fees and Expenses; Limited Remedies.

(a)          Except as otherwise set forth in this Section 7.3, in the event of a termination of this Agreement, all fees and expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses; provided, however, that Omega shall promptly reimburse Beta for 79.5% of any and all filing fees incurred by Beta in connection with the filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice. If the Closing occurs, all fees and expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, except that Omega shall pay the reasonable and documented out-of-pocket third-party fees and expenses of Omega Parent.

(b)          In the event that this Agreement is terminated (i) by Beta pursuant to Section 7.1(c) or Section 7.1(e) or (ii) by Omega or Beta pursuant to Section 7.1(b)(i) and at the time of such termination Beta could have terminated this Agreement pursuant to Section 7.1(c), Omega, Omega Parent and Omega III shall, jointly and severally, pay to Beta a termination fee of $30,000,000 within five (5) Business Days of such termination (the “Omega Termination Fee”), it being understood that in no event shall Omega III, Omega Parent and Omega be required to pay the Omega Termination Fee on more than one occasion. Payment of the Omega Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Beta within five (5) Business Days of such termination.

(c)          In the event that: (i) (A) an Acquisition Proposal is made directly to Beta’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of Beta or Beta Board following the date hereof and prior to termination of this Agreement, (B) this Agreement is terminated by Beta or Omega pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Omega pursuant to Section 7.1(d)(i), and (C) within twelve (12) months after the date of such termination, Beta or any of its Subsidiaries enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of an Acquisition Proposal is consummated which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); (ii) this Agreement is terminated by Omega pursuant to Section 7.1(d)(ii); or (iii) this Agreement is terminated by Beta pursuant to Section 7.1(c)(ii); then, in any such event, Beta shall pay to Omega Parent (or its designee) a fee of $15,000,000 (the “Beta Termination Fee”), it being understood that in no event shall Beta be required to pay the Beta Termination Fee on more than one occasion; provided, that the payment by Beta of the Beta Termination Fee pursuant to this Section 7.3 shall not relieve Beta from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. Payment of the Beta Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Omega Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Beta Termination Fee payable pursuant to Section 7.3(c)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by Omega pursuant to Section 7.1(d)(ii) or (iii) immediately prior to or substantially concurrently with such termination, in the case of termination by Beta pursuant to Section 7.1(c)(ii). Notwithstanding the foregoing, the amount of any Omega Expenses payable pursuant to Section 7.3(d) shall reduce, on a dollar for dollar basis, the amount of the Beta Termination Fee payable by Beta hereunder.

(d)          In the event this Agreement is terminated pursuant to Section 7.1(b)(iii) under circumstances in which the Beta Termination Fee is not then payable pursuant to Section 7.3(c), then, within six (6) months after demand by Omega Parent, Beta shall pay to Omega Parent (or its designee) up to $5,000,000 of the reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Omega, Omega Parent and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Omega Expenses”) by wire transfer of immediately available funds to an account designated by Omega Parent; provided, that the payment by Beta of the Omega Expenses pursuant to this Section 7.3(d) shall not relieve Beta of any subsequent obligation to pay the Beta Termination Fee pursuant to Section 7.3(c) if and when the Beta Termination Fee becomes due; provided, further, that the payment by Beta of the Beta Termination Fee pursuant to Section 7.3(c) shall relieve Beta of any subsequent obligation to pay the Omega Expenses pursuant to this Section 7.3(d).

(e)          The Beta Parties acknowledge and agree that (i) the agreements contained in this Section 7.3(e) and Section 7.3(f) are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Omega Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.3(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Beta for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, (iii) without the agreements contained in this Section 7.3(e) and Section 7.3(f), the parties would not have entered into this Agreement and (iv) subject to the rights of the parties in respect of specific performance pursuant to and solely to the extent provided in Section 8.10, in the event that the Closing does not occur for any reason (whether or not this Agreement is terminated by Beta and the Omega Termination Fee is payable), the maximum aggregate liability of (A) Omega and Omega Parent and (B) the former, current and future holders of equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Omega and Omega Parent), members, managers, general or limited partners, stockholders and assignees of each of Omega, Omega Parent, the Debt Financing Sources and their respective Affiliates (collectively the Persons in clauses (A) and (B), the “Omega Related Parties”) shall be solely limited to an aggregate amount equal to the Omega Termination Fee to the extent payable, and, in no event shall Beta or any other Person seek, or be entitled, to recover any money or other damages in excess of such amount (including, in each case, for any willful, intentional or knowing breach or other action or inaction) arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements; provided, however, that if Omega, Omega Parent and Omega III shall fail to promptly pay the Omega Termination Fee when required pursuant to Section 7.3(b) and, in order to obtain such payment, Beta commences any Action that results in Omega, Omega III or Omega Parent paying the Omega Termination Fee, Omega shall pay to Beta its costs and expenses (including reasonable attorney fees) in connection with such suit and any related costs to enforce its right to receive the Omega Termination Fee, together with interest on such amount at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (collectively, “Beta Collection Costs”).

(f)          Notwithstanding any contained herein to the contrary, the sole and exclusive remedy of (1) Beta, Merger Sub Inc. and Merger Sub LLC and (2) the former, current and future holders of equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Beta, Merger Sub Inc. and Merger Sub LLC), members, managers, general or limited partners, stockholders and assignees of each of Beta, Merger Sub Inc. and Merger Sub LLC and their respective Affiliates (collectively the Persons in clauses (A) and (B), the “Beta Related Parties”) against the Omega Related Parties for any and all losses or damages suffered or incurred based upon, related to, or in respect of this Agreement, any other agreements, documents or certificates delivered in connection herewith and the transactions contemplated hereby (other than a breach of the Confidentiality Agreement), including (i) any breach or threatened or attempted beach of this Agreement or (ii) any failure to consummate any of the transactions contemplated (including the Closing or the funding of the Debt Financing), in each case, including in any litigation under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity shall be either (x) specific performance or other equitable relief prior to termination of this Agreement pursuant to, and subject to the terms, conditions and limitations of, Section 8.10 or (y) to terminate this Agreement and collect, if applicable in accordance with this Section 7.3, the Omega Termination Fee (and the Beta Collection Costs, if any) and the Omega Related Parties shall have no other liability or obligation relating to or arising out of this Agreement (other than the Confidentiality Agreement) or any of the transactions contemplated hereby. In no event shall the Beta Parties be permitted or entitled to receive both a grant of specific performance under Section 8.10 and the Omega Termination Fee.

Section 7.4           Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by the Beta Board and the Omega Board at any time prior to the First Merger Effective Time; provided, however, that (a) after the Omega Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Omega without such further approval or adoption and (b) after the Beta Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Beta without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, that with respect to any amendment, modification or supplement to Section 7.3, this Section 7.4, Section 7.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.13, and Section 8.17 (and any provision of this Agreement to the extent an amendment, modification or supplement of such provision would modify the substance of any of the foregoing provisions) that is adverse in any material respect to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such amendment, modification or supplement may become effective.

Section 7.5           Extension of Time; Waiver. At any time prior to the First Merger Effective Time, the parties may, by action taken or authorized by the Beta Board and the Omega Board, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after Beta Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Beta without such further approval or adoption; provided, further, that with respect to any waiver of Section 7.3, Section 7.4, this Section 7.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.13, and Section 8.17 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) that is adverse in any material respect to any Debt Financing Source, the prior written consent of the adversely affected Debt Financing Source shall be required before any such waiver may become effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Article VIII
GENERAL PROVISIONS

Section 8.1           Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the First Merger Effective Time (and there shall be no liability after the Closing in respect thereof) other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the First Merger Effective Time and then only with respect to any breaches occurring after the First Merger Effective Time.

Section 8.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)          if to Beta, Merger Sub Inc., Merger Sub LLC, the Surviving Corporation or the Surviving Company, to:

BioScrip, Inc.

1600 Broadway, Suite 700

Denver, CO 80202
Attention: Kathryn M. Stalmack
E-Mail: kathryn.stalmack@bioscrip.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue

New York, NY 10166
Attention: Sean Griffiths

Email: sgriffiths@gibsondunn.com

(ii)          if to Omega or Omega Parent, to:

c/o Option Care

3000 Lakeside Dr. Suite 300N

Bannockburn, IL  60015

Attention:  General Counsel

E-mail:  cliff.berman@optioncare.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60654

Attention: Sanford E. Perl, P.C.

    Mark A. Fennell, P.C.

E-mail: sperl@kirkland.com

      mfennell@kirkland.com

Section 8.3           Certain Definitions. For purposes of this Agreement:

(a)          “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)          “Beta Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had, would, or would reasonably be expected to, have a material adverse effect on (A) the ability of Beta to consummate the transactions contemplated by this Agreement or (B) the business, financial condition or results of operations of Beta and its Subsidiaries, taken as a whole, other than, in the case of clause (B), any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business conditions, (2) general changes or developments in any of the industries in which Beta or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Mergers or any of the other transactions contemplated hereby, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof, (5) any change in the price or trading volume of Beta’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Beta Material Adverse Effect” may be taken into account in determining whether there has been a Beta Material Adverse Effect), (6) any failure by Beta to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Beta Material Adverse Effect” may be taken into account in determining whether there has been a Beta Material Adverse Effect), (7) any outbreak or escalation of hostilities, any acts of war or terrorism, (8) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, (9) any action taken by Beta, or which Beta causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement or (10) any actions taken (or omitted to be taken) at the request of Omega (except in the case of each of clauses (1), (2), (4) or (7), above, to the extent that such event, change, circumstance, occurrence or effect has had a disproportionate adverse effect on Beta and its Subsidiaries relative to other companies operating in the industry in which Beta and its Subsidiaries operate);

(c)          “Beta Share Issuance” means the issuances of shares of Beta Common Stock pursuant to Section 2.1 and Section 2.3;

(d)          “Beta Stock Plans” means the Beta Amended and Restated 2008 Equity Incentive Plan, as amended, and the Beta 2018 Equity Incentive Plan;

(e)          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Chicago, Illinois are authorized or required by applicable Law to be closed;

(f)          “Change of Control” means, with respect to any Person, the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to another Person or group of affiliated Persons of the first Person’s voting securities if, after such transfer, such Person or group of affiliated Persons would hold more than 50% of outstanding voting securities of the first Person (or surviving entity) or would otherwise have the power to control the board of directors or equivalent governing body of the first Person or to direct the operations of the first Person;

(g)          “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(h)          “Data Security Requirements” means all of the following, in each case to the extent relating to the conduct of the business of, with respect to Beta, Beta and its Subsidiaries, and with respect to Omega, Omega and its Subsidiaries, any System, or any matters relating to data privacy, protection, or security (except with respect to healthcare matters): (i) with respect to Beta, Beta’s and its Subsidiaries’, and with respect to Omega, Omega’s and its Subsidiaries’, own respective rules, policies, and procedures; (ii) industry standards applicable to the industries in which, with respect to Beta, Beta and its Subsidiaries, and with respect to Omega, Omega and its Subsidiaries, operates; and (iii) Contracts to which, with respect to Beta, Beta and its Subsidiaries, and with respect to Omega, Omega and its Subsidiaries, is bound;

(i)          “Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, or other financings in connection with the transactions contemplated hereby, including the parties party to the Debt Commitment Letters, and the parties to any commitment letters, engagement letters, joinder agreements, indentures, note purchase agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successors and assigns;

(j)          “Government Payment Programs” means the Medicare and Medicaid Programs, the CHAMPUS Program, the TRICARE Program, and any other federal or state reimbursement program involving payment of governmental funds (as defined in 42 U.S.C. § 1320a 7b(f)); provided, however, that Government Payment Programs shall not include any Qualified Health Plan under the Affordable Care Act;

(k)          “Healthcare Laws” means all federal, state, and local Laws relating to the regulation, compounding, provision or administration of, or payment for the distribution, dispensing and possession of drugs and the provision of other healthcare products or services, including, but not limited to (i) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Stark Law (42 U.S.C. §1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. §3729 et seq.), TRICARE (10 U.S.C. Section 1071 et seq.), Sections 1320a-7 and 1320 a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) any Laws governing the use, disclosure, privacy or security of personal health information, including without limitation, HIPAA; (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) applicable provisions of the Federal Food, Drug and Cosmetic Act, including 21 U.S.C. §353a, and the Federal Controlled Substances Act (21 U.S.C. §801 et seq.) and the applicable implementing regulations of each codified at Title 21, Code of Federal Regulations; (vi) state pharmacy Laws; (vii) state fee-splitting and corporate practice of medicine Laws; (viii) any state or federal licensure, permit or authorization Laws relating to the regulation, compounding, provision, or administration of, or billing or payment for, healthcare products or services including, without limitation, any state licensure, credentialing, or certification requirements limiting the scope of activities of persons acting without such license, credential or certification; and each of (i) through (viii) as may be amended from time to time;

(l)          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 as amended by the American Recovery and Reimbursement Act of 2009 and the regulations promulgated thereunder;

(m)         “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations or purchase money obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others, (vii) all obligations of such Person in respect of letters of credit, performance bonds, bankers’ acceptances, surety bonds and similar facilities (but solely to the extent drawn and unreimbursed), (viii) any net obligations under interest rate swap transactions, currency swap transactions or other interest rate or currency hedging transactions valued at the “termination value” thereof, (ix) all liabilities of such Person for deferred purchase price of property or services and all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations), (x) any other liability or obligation of such Person secured by a Lien on the capital stock, assets or property of such Person and (xi) any accrued and unpaid interest or penalties on, and any prepayment premiums, penalties or similar contractual charges or fees paid in respect of, or guarantees with respect to, any of the foregoing. Notwithstanding the foregoing, Indebtedness shall exclude (i) any unsecured trade payables arising in the ordinary course of business, (ii) any operating lease obligations, and (iii) any undrawn letters of credit, performance bonds, bankers acceptances or similar obligations;

(n)          “knowledge” means (i) with respect to Omega, the actual knowledge, after reasonable inquiry, of the persons named in Section 1.1 of the Omega Disclosure Letter and (ii) with respect to Beta, the actual knowledge, after reasonable inquiry, of the persons named in Section 1.1 of the Beta Disclosure Letter;

(o)          “Omega Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had, would, or would reasonably be expected to, have a material adverse effect on (A) the ability of Omega or Omega Parent to consummate the transactions contemplated by this Agreement or (B) the business, financial condition or results of operations of Omega and its Subsidiaries, taken as a whole, other than, in the case of clause (B), any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic, financial market, business conditions, (2) general changes or developments in any of the industries in which Omega or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Mergers or any of the other transactions contemplated hereby, (4) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof, (5) any failure by Omega to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Omega Material Adverse Effect” may be taken into account in determining whether there has been an Omega Material Adverse Effect), (6) any outbreak or escalation of hostilities, any acts of war or terrorism, (7) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, (8) any action taken by Omega, or which Omega causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement or (9) any actions taken (or omitted to be taken) at the request of Beta (except in the case of each of clauses (1), (2), (4) or (6), above, to the extent that such event, change, circumstance, occurrence or effect has had a disproportionate adverse effect on Beta and its Subsidiaries relative to other companies operating in the industry in which Beta and its Subsidiaries operate);

(p)          “Payor” means any payer (including any Government Payment Programs) that reimburses for products or services dispensed to patients;

(q)          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(r)          “Protected Health Information” shall have the same meaning as set forth in HIPAA as of the date hereof;

(s)          “Q1 Beta Trial Balance” means the unaudited trial balance of Beta reflecting its consolidated statement of debits and credits for the three month period ending March 31, 2019.

(t)          “Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives;

(u)          “Required Bank Information” means collectively, with respect to Omega or Beta, as applicable (A) the audited consolidated statements of operations, shareholders’ equity and cash flows of such party for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated balance sheets as of the end of such fiscal years and (B) the unaudited consolidated statement of operations of such party for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018, and the related unaudited consolidated balance sheet as of the end of such fiscal quarters;

(v)         “RSU Dispute” means any Action against Beta, the Surviving Corporation or the Surviving Company related to the Beta Contingent RSUs, including any Actions brought by any holder of Beta Contingent RSUs;

(w)          “SOX” means the Sarbanes-Oxley Act of 2002;

(x)          “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(y)          “Systems” means all of the following used by or for, or otherwise relied on by, with respect to Beta, Beta or any of its Subsidiaries, and with respect to Omega, Omega or any of its Subsidiaries: computers, computer systems, servers, hardware, software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

(z)          “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(aa)        “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes); and

(bb)        “WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, 29 U.S.C. § 2101 et seq. and any similar law.

Section 8.4           Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein means a copy of the information or material has been provided to the party to whom such information or material is to be made available (in the virtual dataroom set up by Beta or Omega (as applicable) or otherwise) prior to or on the date hereof. Promptly following the date hereof, Beta shall provide Omega with a copy of the virtual dataroom set up by Beta in connection with the transactions contemplated hereby and, promptly following the Closing, Beta shall deliver to Omega a copy of such virtual data room as of the Closing Date.

Section 8.5           Entire Agreement. This Agreement (including the Exhibits hereto), the Omega Disclosure Letter, the Beta Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6           No Third Party Beneficiaries.

(a)          Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.8; provided, that the Omega Related Parties (to the extent determined by Omega Parent) are express third party beneficiaries of Section 7.3(e) and Section 7.3(f) and the Omega Related Parties (to the extent determined by Omega Parent) and the Beta Related Parties (to the extent determined by Beta) are express third party beneficiaries of Section 8.17; provided, further, that the Debt Financing Sources shall be intended third-party beneficiaries of, and may enforce, Section 7.3, Section 7.4, Section 7.5, this Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.13 and Section 8.17.

(b)          The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7           Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, however, that in any Action brought against any of the Debt Financing Sources in accordance with Section 8.8, the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.8           Submission to Jurisdiction.

(a)          Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)          Notwithstanding anything herein to the contrary, each of the parties hereby acknowledge and irrevocably agree that it will not bring or support, or permit any of their Affiliates to bring or support, any Action, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof), and makes the agreements, waivers and consents set forth in Section 8.8(a) mutatis mutandis but with respect to the courts specified in this paragraph.

Section 8.9           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void except that (a) Omega and Omega Parent will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement to any Debt Financing Source for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of any Debt Financing and (b) following the Closing, Omega Parent shall have the right to assign its rights to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10         Specific Performance.

(a)          The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that, subject to Section 8.10(b), each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(b)          Notwithstanding the foregoing, the Beta Parties shall be entitled to obtain an injunction, specific performance or other equitable relief of Omega’s and Omega Parent’s obligation to cause the Closing to occur and/or to cause the transactions contemplated to occur at the Closing by this Agreement to occur, in each case, only in the event that: (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied upon the Closing), (ii) Omega and Omega Parent fail to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 1.2, (iii) the Debt Financing or the Alternate Financing has been funded or the providers of the Debt Financing or the Alternate Financing have confirmed in writing that the proceeds of the Debt Financing or the Alternate Financing are available to be funded at the Closing to Omega and Omega Parent on the terms set forth in the Debt Commitment Letters or the New Financing Commitment and (iv) the Beta Parties have confirmed in writing to Omega and Omega Parent that if specific performance is granted and the Debt Financing is funded, then the Closing will occur. Notwithstanding anything in this Agreement to the contrary, in no event will the Beta Parties be entitled to both specific performance under this Section 8.10 and payment of the Omega Termination Fee.

Section 8.11         Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT COMMITMENT LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE).

Section 8.14         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15         Facsimile or .pdf Signature. This Agreement may be executed by facsimile, .pdf or other electronic signature and a facsimile, .pdf or other electronic signature shall constitute an original for all purposes.

Section 8.16         No Presumption Against Drafting Party. Each of Beta, Merger Sub Inc., Merger Sub LLC and Omega acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17         No Recourse. The Beta Parties covenant and agree that the Beta Parties shall not institute, and shall cause their Affiliates not to institute, any Action arising under or in connection with this Agreement or any certificate or instrument delivered in connection herewith or the transactions contemplated hereby or thereby against the Omega Related Parties, except pursuant to a written agreement with an Omega Related Party (including this Agreement). Omega Parent and Omega each severally covenant and agree that it shall not institute, and shall cause the Omega Related Parties not to institute, any Action arising under or in connection with this Agreement or any certificate or instrument delivered in connection herewith or the transactions contemplated hereby or thereby against the Beta Related Parties, except pursuant to a written agreement with a Beta Related Party (including this Agreement). Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. None of the Beta Related Parties or Omega Related Parties other than the Beta Parties, Omega and Omega Parent shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or of or for any Action based on, in respect of, or by reason of, the transactions contemplated herein (including the breach, termination or failure to consummate such transactions), in each case, whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party or another Person or otherwise.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIOSCRIP, INC.

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President

BETA SUB, INC.

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President

BETA SUB, LLC

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President

HC GROUP HOLDINGS II, INC.

By:	/s/ Clifford Berman
Name: Clifford Berman
Title: Corporate Secretary

HC GROUP HOLDINGS I, LLC

By:	/s/ Clifford Berman
Name: Clifford Berman
Title: Corporate Secretary

HC GROUP HOLDINGS III, INC., solely for purposes of Section 7.3(b)

By:	/s/ Clifford Berman
Name: Clifford Berman
Title: Corporate Secretary

EXHIBIT A

(see attached)

EXHIBIT B

(see attached)

EXHIBIT C

(see attached)

FINAL FORM

EXHIBIT C

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOSCRIP, INC.

*   *   *   *   *

[_________], being the [_________] of BioScrip, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:           The present name of the Corporation is BioScrip, Inc. The Corporation was incorporated under the name MIM Corporation by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on March 22, 1996. The Corporation filed its Second Amended and Restated Certificate of Incorporation on March 9, 2004 (as amended and restated, the “Certificate of Incorporation”).

SECOND:      At a meeting duly called and held, at which all directors were present and voting in favor, the Board of Directors of the Corporation adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

THIRD:           The Restated Certificate restates and integrates and further amends the Certificate of Incorporation of this Corporation.

FOURTH:      The Restated Certificate was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

*   *   *   *   *

IN WITNESS WHEREOF, BioScrip, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ___ day of ___________, 201_.

BIOSCRIP, INC.

By:
Name:
Title:

Exhibit A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOSCRIP, INC.

Article One

The name of the corporation is BioScrip, Inc. (the “Corporation”).

Article Two

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article Three

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

Article Four

Section 1.            Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [750,000,000] shares, consisting of two classes as follows:

1.          [50,000,000] shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

2.          [700,000,000] shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 2.            Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Pursuant to the authority conferred upon the Board of Directors by this Article Four, the Board of Directors created a series of (i) 825,000 shares of Preferred Stock designated as the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) by filing the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 9, 2015, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on [___], 2019 (as amended, the “Series A Certificate of Designations”) and (ii) 625,000 shares of Preferred Stock designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”) by filing the Certificate of Designations of Series C Convertible Preferred Stock, par value $0.0001 per share, of the Corporation with the Secretary of State on June 14, 2016 (the “Series C Certificate of Designations”). The voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of (x) the Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, are as set forth in the Series A Certificate of Designations, and are incorporated herein by reference and (y) the Series C Preferred Stock, and the qualifications, limitations and restrictions thereof, are as set forth in the Series C Certificate of Designations, and are incorporated herein by reference.

Section 3.            Common Stock.

(a)          Except as otherwise provided by the DGCL or the Certificate of Incorporation and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b)          Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(c)          Subject to the rights of the holders of Preferred Stock and to the other provisions of applicable law and this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d)          Subject to the rights of holders of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Article Five

Section 1.            Board of Directors. Except as otherwise provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2.            Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall initially be [●] and, thereafter, shall be fixed from time to time exclusively by resolution of the Board.

Section 3.            Election and Term of Office. The directors shall be elected by a plurality of the votes cast; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes cast by such holders. At each annual meeting of stockholders, each director shall be elected to hold office until the next annual meeting and until his or her successor shall be elected and qualified or until his or her earlier death, disqualification, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated the “Bylaws”) shall so provide.

Section 4.            Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in that certain Director Nomination Agreement between the Corporation and HC Group, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of directors and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5.            Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, (i) prior to the first date (the “Trigger Date”) on which HC Group Holdings I, LLC (“HC Group”) and its Affiliated Companies (as defined herein) cease to beneficially own (directly or indirectly) 50% or more of the voting power of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”), directors may be removed with or without cause upon the affirmative vote of stockholders representing at least a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class and (ii) on and after the Trigger Date, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of Voting Stock, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.

Section 6.           Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE FIVE, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together with the holders of one or more other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and newly created directorships and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7.           Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Article Six

Section 1.            Limitation of Liability.

(a)          To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b)          Any amendment, repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

Article Seven

Section 1.           Action by Written Consent. Prior to the Trigger Date, any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted. From and after the Trigger Date, any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of Preferred Stock.

Section 2.           Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board of Directors or the Chairman of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (ii) prior to the Trigger Date, by the Chairman of the Board of Directors at the written request of the holders of a majority of the voting power of the then outstanding shares of Voting Stock in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

Article Eight

Section 1.           Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of HC Group or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation and (ii) HC Group and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with HC Group and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve HC Group and/or its Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Partners VI-B, L.P. and MDP Global Investors Limited (collectively, the “MDP Group”), (b) Walgreens Company, (c) any entity that controls, is controlled by or under common control with HC Group, the MDP Group or Walgreens Company (other than the Corporation and any company that is controlled by the Corporation) and any investment funds managed by the MDP Group and (d) in respect of the Corporation, any company controlled by the Corporation.

Section 2.           Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and no Exempted Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of HC Group, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of the Corporation solely, by reason of the fact that HC Group, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. Notwithstanding anything to the contrary in this Section 2, the Corporation does not renounce any interest or expectancy it may have in (i) any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Corporation, and not in any other capacity, or (ii) any business opportunity that any Exempted Person first learns of in his or her capacity as a director or officer of the Corporation.

Section 3.           Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE EIGHT, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4.           Amendment of this Article. Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, and in addition to any vote required by applicable law, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this ARTICLE EIGHT; provided however, that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Section 5.            Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

Article Nine

Section 1.           Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, prior to the Trigger Date, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board of Directors or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any resolution or certificate of designations setting forth the terms of any series of Preferred Stock) and any other vote otherwise required by applicable law, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class. On and after the Trigger Date, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

Section 2.           Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE NINE or ARTICLE TEN of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

Article Ten

Section 1.            Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.

Section 2.            Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TEN.

Article Eleven

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

EXHIBIT D

(see attached)

EXHIBIT E

(see attached)

EXHIBIT F

(see attached)

EXHIBIT G

(see attached)

EXHIBIT H

(see attached)

EXHIBIT I

(see attached)

FINAL FORM

EXHIBIT I

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.0001 PER SHARE,

OF

BIOSCRIP, INC.

BioScrip, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation’s Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Certificate of Designations”), which was filed with the Secretary of State of the State of Delaware on March 9, 2015, is hereby amended to add the following new Section 18 thereto:

18             Redemption; Conversion.

(a) Redemption and Conversion at the Option of the Corporation Following Merger. Notwithstanding anything to the contrary set forth herein, immediately following the effectiveness of both the mergers (the “Mergers”) pursuant to and in accordance with the Agreement and Plan of Merger (as amended or modified, the “Merger Agreement”), dated [●], by and among the Corporation, Beta Sub Inc., a Delaware corporation, Beta Sub, LLC, a Delaware corporation HC Group Holdings I, LLC, a Delaware limited liability company, and HC Group Holdings II, Inc., a Delaware corporation (as amended from time to time), a copy of which shall be maintained by the Secretary of the Corporation and provided to any stockholder of the Corporation without charge upon request (the date of the effectiveness of the Mergers, the “Redemption Date”), without any further action on the part of the Corporation or any stockholder thereof, (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by the Corporation on March 9, 2015 then issued and outstanding shall automatically be converted into 2.5226 shares of Common Stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by the Corporation on July 29, 2015 then issued and outstanding shall automatically be converted into 2.4138 shares of Common Stock and (ii) the remaining portion of all Series A Preferred Stock (constituting ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock subject to conversion pursuant to the immediately preceding clause (i)) shall be redeemed, to the extent of funds lawfully available therefor, for an amount in cash equal to 120% of the Liquidation Preference of such share of Series A Preferred Stock as of the Redemption Date (the “Redemption Price”), in each case in accordance with the terms and conditions set forth in this Section 18. In the event the Redemption Date occurs on a date during a Regular Dividend Period, the Liquidation Preference per share of Series A Preferred Stock shall include Accrued Dividends (in addition to all prior Accrued Dividends) calculated in accordance with Section 3(a)(ii) for such partial period through the Redemption Date. For purposes of the conversion and redemption set forth in this Section 18, each share of Series A Preferred Stock held by each holder thereof shall be aggregated with all other shares of Series A Preferred Stock held by such holder. The Corporation shall not be required to issue any fractional shares of Common Stock resulting from the conversion of a holder’s shares of Series A Preferred Stock as provided hereby, and, in lieu of issuing any such fractional share of Common Stock, the Corporation may pay to the holder thereof cash in amount equal to the fair value (which shall be the last reported sale price of a share of Common Stock on the exchange on which the shares of Common Stock are trading on the most recent day of trading prior to the Redemption Date) of the factional share of Common Stock otherwise issuable to such holder.

(b) Notice of Redemption and Conversion Following Merger. As promptly as practicable following the effective time of the Mergers, the Corporation shall give notice (or cause notice to be given) to each holder of Series A Preferred Stock of the conversion and redemption on the Redemption Date of such holder’s shares of Series A Preferred Stock, which notice may include a letter of transmittal in such form as the Corporation determines appropriate for the surrender of the certificate(s) representing the shares of Series A Preferred Stock converted and redeemed pursuant to this Section 18 in exchange for the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted, and payment of the cash, if any, representing the fair value of any fractional share of Common Stock otherwise issuable to a holder following any such conversion and the aggregate Redemption Price for the shares of Series A Preferred Stock so redeemed. Such notice shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation. Any notice mailed as provided in this Section 18(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock subject to conversion and redemption as provided in Section 18(a) hereof shall not affect the validity or effectiveness of the conversion or redemption of such holder’s shares of Series A Preferred Stock or of any other shares of Series A Preferred Stock so converted and redeemed. Each notice of redemption and conversion given to a holder shall state the place or places where certificates representing shares of Series A Preferred Stock converted and redeemed pursuant to Section 18(a) hereof are to be surrendered in exchange for (x) a certificate representing the aggregate number of whole shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted pursuant to Section 18(a) hereof and (y) payment of cash in an amount equal to the sum of (1) the aggregate Redemption Price for such shares of Series A Preferred Stock plus (2) the fair value of any fractional shares of Common Stock otherwise issuable to such holder as a result of the conversion of such holder’s shares of Series A Preferred Stock into Common Stock. If the certificate(s) representing any shares of Series A Preferred Stock are alleged to have been lost, stolen or destroyed, the holder thereof shall surrender, in lieu of such certificate(s), an affidavit that such certificate(s) have been lost, stolen or destroyed and an indemnity or bond in an amount the Corporation determines to be sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate(s) or the issuance of any new certificate representing the shares of Common Stock into which such shares shall have been converted.

(c) Effectiveness of Redemption and Conversion. Notwithstanding that any certificate(s) representing shares of Series A Preferred Stock converted and redeemed pursuant to Section 18(a) hereof shall not have not been surrendered for cancellation and exchange, (i) from and after the effectiveness of the conversion of a holder’s shares of Series A Preferred Stock on the Redemption Date, all shares of Series A Preferred Stock held by such holder and so converted shall cease to be outstanding (and shall cease to accrue dividends) and shall be cancelled and retired, and the holder of such shares shall have no further rights with respect to such shares, other than the right to receive the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted pursuant to Section 18(a) hereof (and payment of cash in an amount equal to the fair value of fractional shares of Common Stock otherwise issuable to such holder upon such conversion), upon compliance with the terms and conditions of this Section 18, and (ii) from and after the redemption of a holder’s shares of Series A Preferred Stock on the Redemption Date, upon the earlier of such time as the Corporation shall have paid or set apart for payment the Redemption Price for such shares, all shares of Series A Preferred Stock held by such holder and so redeemed shall cease to be outstanding (and shall cease to accrue dividends) and shall be cancelled and retired, and the holder of such shares shall have no further rights with respect to such shares, other than the right to receive the Redemption Price thereof, without interest, upon compliance with the terms and conditions of this Section 18. At the time of the conversion and redemption provide by Section 18(a), until surrendered as provided herein, any certificate representing shares of Series A Preferred Stock shall be deemed to represent only the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted and the right to receive payment of the fair value of any fractional share of Common Stock otherwise issuable upon any such conversion and of the aggregate Redemption Price for such shares of Series A Preferred Stock so redeemed.

(c) Matters Regarding the Merger Agreement. In the event of a conflict between this Section 18 and any other section of this Series A Certificate of Designations, this Section 18 shall prevail. Notwithstanding anything to the contrary in this Series A Certificate of Designations, the transactions contemplated by the Merger Agreement shall not constitute a Change of Control, a Liquidation Event or a Deemed Liquidation Event for purposes hereof and shall be permitted without any right, consent, notice, entitlement or other procedural requirement arising out of the transactions contemplated by the Merger Agreement, except as set forth in this Section 18.

SECOND: The foregoing amendment was duly adopted by (i) the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and (ii) the affirmative vote of holders representing not less than (a) a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (b) a majority of the outstanding shares of Series A Convertible Preferred Stock, in each case, in accordance with Section 242 of the General Corporation Law of the State of Delaware and the Series A Certificate of Designations.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Designations has been executed by a duly authorized officer of the Corporation as of this __ day of 2019.

BIOSCRIP, INC.

By:
Name:
Title: